UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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WABCO Holdings Inc.

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WABCO Holdings Inc.

Notice of Annual Meeting
of Shareholders and
Proxy Statement

May 30, 2019
Skadden, Arps, Slate,
Meagher & Flom LLP Four Times Square, New York, NY 10036

Corporate Headquarters
Giacomettistrasse 1 3000 Bern 31 Switzerland Phone +41-315-813-300

Jacques Esculier

Chairman and Chief Executive Officer

April 18, 2019

Dear Shareholder:

I invite you to the Annual Meeting of Shareholders of WABCO Holdings Inc. This year’s meeting will be held on Thursday, May 30, 2019, at 10:00 a.m. at the New York offices of Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square, New York, NY 10036.

Our directors and representatives of our senior management will attend the meeting. We will consider the items of business listed in the attached formal notice of meeting and proxy statement. Our 2018 Annual Report accompanies this proxy statement.

Your vote is very important, regardless of the number of shares you hold. Whether or not you plan to attend the meeting in person, please cast your vote, as instructed in the Notice Regarding Internet Availability of Proxy Materials or proxy card, over the Internet or by telephone, as promptly as possible. If you received only a Notice Regarding Internet Availability of Proxy Materials in the mail or by electronic mail, you may also request a paper proxy card to submit your vote by mail, if you prefer. However, we encourage you to vote over the Internet because it is convenient and will save printing costs and postage fees, as well as natural resources.

As previously announced, on March 28, 2019, WABCO entered into an Agreement and Plan of Merger with ZF Friedrichshafen AG (“ZF”), a stock corporation organized and existing under the laws of the Federal Republic of Germany, and Verona Merger Sub Corp., a Delaware corporation and indirect wholly owned subsidiary of ZF, pursuant to which ZF will acquire 100% of the issued and outstanding shares of WABCO common stock.

During the second quarter of 2019, we intend to file with the SEC a proxy statement in connection with the transactions contemplated by the Merger. The definitive proxy statement will be sent or given to our stockholders and will contain important information about the contemplated transactions. THE FOLLOWING PROXY STATEMENT AND OTHER MATERIALS ARE RELATED TO OUR ANNUAL MEETING OF SHAREHOLDERS AND DO NOT ADDRESS THE MERGER. Investors and security holders may obtain a free copy of the proxy statement filed in connection with the Merger (when it is available) and other documents filed with the SEC at the SEC’s website at www.sec.gov.

On behalf of the management team and your Board of Directors, thank you for your continued support and interest in WABCO Holdings Inc.

Sincerely,

Jacques Esculier

Chairman and Chief Executive Officer

WABCO Holdings Inc.

Notice of 2019 Annual Meeting of Shareholders

and Proxy Statement

To the Shareholders of

WABCO Holdings Inc.:

The Annual Meeting of Shareholders of WABCO Holdings Inc. will be held at the New York offices of Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square, New York, NY 10036, on Thursday, May 30, 2019, at 10:00 a.m. to consider and vote upon the following proposals:

1. Election of three directors to Class III with terms expiring at the 2022 Annual Meeting of Shareholders.

2. Ratification of the appointment of Ernst & Young Bedrijfsrevisoren BCVBA/Reviseurs d’Entreprises SCCRL (“Ernst &Young Belgium”) as the company’s independent registered public accounting firm for the year ending December 31, 2019.

3. Advisory approval of the company’s executive compensation (“Say-on-Pay”).

We may also transact any other business as may properly come before the meeting and any adjournments or postponements thereof.

Shareholders of record of the company’s common stock as of the close of business on April 5, 2019 are entitled to receive notice of the Annual Meeting of Shareholders and to vote. Shareholders who hold shares in street name may vote through their brokers, banks or other nominees.

Regardless of the number of shares you own, please vote. All shareholders of record can vote (i) over the Internet, (ii) by toll-free telephone (please see the proxy card for instructions), (iii) by written proxy by signing and dating the proxy card and returning it, or (iv) by attending the Annual Meeting of Shareholders in person. These various options for voting are described in the Notice Regarding Internet Availability of Proxy Materials and on the proxy card.

We encourage you to receive all proxy materials in the future electronically to help us save printing costs and postage fees, as well as natural resources in producing and distributing these materials. If you wish to receive these materials electronically next year, please follow the instructions on the proxy card.

By order of the Board of Directors,

Lisa J. Brown

Chief Legal Officer and Company Secretary

Bern, Switzerland

April 18, 2019

ABOUT THE ANNUAL MEETING OF SHAREHOLDERS

Why have I received these materials? The Board of Directors is soliciting proxies for use at the Annual Meeting of Shareholders of the company to be held on May 30, 2019.

Who may vote? You are entitled to vote if our records show you held one or more shares of the company’s common stock at the close of business on April 5, 2019, which we refer to as the record date. At that time, there were 51,231,627 shares of common stock outstanding and entitled to vote. Each share will entitle you to one vote at the Annual Meeting of Shareholders. For ten days prior to the Annual Meeting of Shareholders, during normal business hours, a complete list of all shareholders on the record date will be available for examination by any shareholder at the company’s offices at 1220 Pacific Drive, Auburn Hills, Michigan 48326-1589. The list of shareholders will also be available at the Annual Meeting of Shareholders.

How do I vote shares registered in my name? Under rules adopted by the U.S. Securities and Exchange Commission, we are primarily furnishing proxy materials to our shareholders on the Internet, rather than mailing paper copies of the materials (including our 2018 Annual Report to Shareholders (“annual report”)) to each shareholder. If you received only a Notice Regarding Internet Availability of Proxy Materials (the “Notice”) by mail or electronic mail, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. If you received a Notice by mail or electronic mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.

We anticipate that the Notice will be mailed to our shareholders on or about April 18, 2019, and will be sent by electronic mail to our shareholders who have opted for such means of delivery on or about April 18, 2019. The Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m., Eastern Daylight Time, on May 29, 2019.

About the proxy statement. The words “company,” “WABCO,” “we,” “us” and “our” refer to WABCO Holdings Inc., a Delaware corporation. We refer to the U.S. Securities and Exchange Commission as the “SEC” and the New York Stock Exchange as the “NYSE.” We were spun off from American Standard on July 31, 2007. We refer to this event as the “Spin-off.” Lastly, the words “common stock,” “stock” and “shares” refer to the company’s common stock, par value $.01 per share, which trades on the NYSE under the symbol WBC.

How will the company representatives vote for me? The company representatives, Jacques Esculier, Mazen Mazraani and Lisa J. Brown or anyone else they choose as their substitutes, have been chosen to vote in your place as your proxies at the Annual Meeting of Shareholders. Whether you vote by proxy card, Internet or telephone, the company representatives will vote your shares as you instruct them. If you do not indicate how you want your shares voted, the company representatives will vote as the Board recommends. If there is an interruption or adjournment of the Annual Meeting of Shareholders before the agenda is completed, the company representatives may still vote your shares when the meeting resumes. If a broker, bank or other nominee holds your common stock, they will ask you for instructions and instruct the company representatives to vote the shares held by them in accordance with your instructions.

Can I change my vote after I have returned my proxy card or given instructions over the Internet or telephone? Yes. After you have submitted a proxy, you may change your vote at any time before the proxy is exercised by submitting a notice of revocation or a proxy bearing a later date. Whether or not you vote using a traditional proxy card, through the Internet or by telephone, you may use any of those three methods to change your vote. Accordingly, you may change your vote either by submitting a proxy card prior to or at the Annual Meeting of Shareholders or by voting again before 11:59 p.m., Eastern Daylight Time, on May 29, 2019, the time at which the Internet and telephone voting facilities close. The later submitted vote will be recorded and the earlier vote revoked.

How do I vote shares held by a broker? If a broker, bank or other nominee holds shares of common stock for your benefit, and the shares are not in your name on the company’s stock transfer records, then you are considered a “beneficial owner” of those shares. Shares held this way are sometimes referred to as being held in “street name.” In that case, if you have previously elected to receive a paper copy of your proxy materials, this proxy statement and a proxy card have been sent to the broker. You may have received this proxy statement directly from your broker, together with instructions as to how to direct the broker to vote your shares. If you desire to have your vote counted, it is important that you return your voting instructions to your broker.

Rules of the NYSE determine whether proposals presented at shareholder meetings are “routine” or “non-routine.” If a proposal is routine, a broker or other entity holding shares for an owner in street or beneficial name may vote on the proposal without voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide instructions. Proposal 1, the proposal to elect directors and Proposal 3, the “Say-on-Pay” advisory vote, are considered non-routine proposals under the rules of the NYSE. As a result, brokers or other entities holding shares for an owner in street name will not be able to vote on Proposals 1 or 3 unless such broker or entity receives voting instructions from the beneficial owner of the shares. We believe that Proposal 2, the proposal to ratify the appointment of Ernst & Young Belgium as the independent registered public accounting firm for the company for fiscal year 2019, is considered a routine proposal under the rules of the NYSE. As a result, brokers or other entities holding shares for an owner in street name should be able to vote on Proposal 2, even if no voting instructions are provided by the beneficial owner of the shares. See “The effect of abstentions and broker non-votes” below.

Votes required for approval. Provided that a quorum is present, the nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy will be elected. However, as discussed further in Proposal 1, we have implemented a majority voting standard in uncontested director elections which requires that incumbent directors submit an irrevocable resignation contingent upon (i) the receipt of more “withheld” than “for” votes, and (ii) the acceptance of such resignation by the Board. Approval of Proposals 2 and 3 require the affirmative vote of a majority of shares present or represented by proxy and entitled to vote at the Annual Meeting of Shareholders.

The effect of abstentions and broker non-votes. Abstentions are not counted as votes “for” or “against” a proposal, but are counted in determining the number of shares present or represented on a proposal for purposes of establishing a quorum. However, since approval of Proposals 2 and 3 require the affirmative vote of a majority of the shares of common stock present or represented at the Annual Meeting of Shareholders and entitled to vote, abstentions will have the same effect as a vote “against” those Proposals.

As discussed above under “How do I vote shares held by a broker?”, a “broker non-vote” occurs if you fail to vote shares held by a broker in respect of a proposal that is considered non-routine, and thus the broker cannot use its own discretion in casting the vote. If you hold your shares in street name, it is critical that you submit your proxy if you want your vote to count in the election of directors (Proposal 1) and in the “Say-on-Pay” advisory vote (Proposal 3). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Changes in the rules have taken away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors (Proposal 1) or in the “Say-on-Pay” advisory vote (Proposal 3), your shares will be deemed broker non-votes and no votes will be cast on your behalf on those Proposals. In tabulating the voting results for Proposals 1 and 3, shares that constitute broker non-votes are not considered entitled to vote on those Proposals. Thus, broker non-votes will not affect the outcomes of Proposals 1 and 3. Similarly, with respect to the company’s majority voting standard for Proposal 1, broker non-votes are not considered as votes “for” or

“withheld” in the election of directors. Thus, broker non-votes will also not affect the outcome of Proposal 1 under the company’s majority voting standard.

What constitutes a quorum for purposes of the Annual Meeting of Shareholders? There is a quorum when the holders of a majority of the company’s outstanding common stock are present in person or represented by proxy. Withheld votes for the election of directors, proxies marked as abstentions and broker non-votes are treated as present in determining a quorum.

Who pays for this solicitation? The expense of preparing, printing and mailing this proxy statement and the accompanying material will be borne by WABCO Holdings Inc. Solicitation of individual shareholders may be made by mail, personal interviews, telephone, facsimile, electronic delivery or other telecommunications by officers and regular employees of the company who will receive no additional compensation for those activities. We will reimburse brokers and other nominees for their expenses in forwarding solicitation material to beneficial owners.

What happens if other business not discussed in this proxy statement comes before the meeting? The company does not know of any business to be presented at the Annual Meeting of Shareholders other than the three proposals in this proxy statement. If other business comes before the meeting and is proper under Delaware law, the company representatives will use their discretion in casting all of the votes they are entitled to cast.

BOARD RECOMMENDATIONS ON VOTING FOR PROPOSALS

The Board’s recommendation for each proposal is set forth in this proxy statement together with the description of each proposal. In summary, the Board recommends a vote:

•	FOR Proposal 1 to elect three Class III directors.

•	FOR Proposal 2 to ratify the appointment of Ernst & Young Belgium as the company’s independent registered public accounting firm for the year ending December 31, 2019.

•	FOR Proposal 3 to approve, on an advisory basis, the compensation paid to the company’s named executive officers (“Say-on-Pay”).

PROPOSAL 1—ELECTION OF DIRECTORS

The company has three classes of directors. The number of directors is split among the three classes as equally as possible. The term of each directorship is three years so that one class of directors is elected each year. All directors are elected for three-year terms and until their successors are duly elected and qualified. The total number of directors established by resolution of the Board of Directors is eight.

At this Annual Meeting of Shareholders, the shareholders will vote to re-elect three current Class III directors: Jacques Esculier, Thomas S. Gross and Henry R. Keizer. The Class III directors will have a term expiring at the 2022 Annual Meeting of Shareholders.

Our amended and restated by-laws (“by-laws”) provide for a majority voting standard in uncontested director elections. Our by-laws require that, in order for an incumbent director to be eligible for re-election, he or she must submit to the Board an irrevocable resignation that is contingent upon (i) the nominee’s receipt of a greater number of votes “withheld” from his or her election than votes “for” his or her election (with “broker non-votes” not counted as a vote “withheld” from or “for” such person’s election) (a “Majority Withheld Vote”), and (ii) the acceptance of such resignation by the Board of Directors. If an incumbent nominee receives a

Majority Withheld Vote, then the company’s Compensation, Nominating and Governance Committee (the “CNG Committee”) will make a recommendation to the Board on whether to accept or reject the previously submitted resignation. The Board of Directors will then act on the recommendation of the CNG Committee within 90 days after the certification of the shareholder vote, and the company will disclose the Board’s decision in a Current Report on Form 8-K filed with the SEC promptly thereafter.

The Board of Directors has no reason to believe that any of the nominees will not serve if elected. If a nominee should become unavailable to serve as a director, and if the Board designates a substitute nominee, the company representatives named on the proxy card will vote for the substitute nominee designated by the Board unless you submit a proxy withholding your vote from the nominee being substituted. Under the by-laws, vacancies are filled by the Board of Directors.

Recommendation

The Board of Directors unanimously recommends that shareholders vote FOR Proposal 1, the election of Jacques Esculier, Thomas S. Gross and Henry R. Keizer, as Class III directors.

DIRECTORS

Nominees for Election for Class III Directors—Terms Expiring at the 2019 Annual Meeting of Shareholders

Jacques Esculier—Age 59

Director since July 2007 and Chairman since May 2009

Jacques Esculier has served as our Chief Executive Officer and Director since July 2007. Since May 2009, he has also served as our Chairman of the Board. Prior to July 2007, Mr. Esculier served as Vice President of American Standard Companies Inc. and President of its Vehicle Control Systems business, a position he had held since January 2004. Prior to holding that position, Mr. Esculier served in the capacity of Business Leader for American Standard’s Trane Commercial Systems’ Europe, Middle East, Africa, India & Asia Region from 2002 through January 2004. Prior to joining American Standard in 2002, Mr. Esculier spent more than six years in leadership positions at AlliedSignal/Honeywell. He was Vice President and General Manager of Environmental Control and Power Systems Enterprise based in Los Angeles and Vice President of Aftermarket Services—Asia Pacific based in Singapore. Mr. Esculier is a member of the Board of Directors of Pentair plc.

The Board of Directors concluded that the following experience, qualifications and skills qualified Mr. Esculier to serve as our Chairman and Chief Executive Officer: significant executive management experience gained as an executive officer at two Fortune 500 companies publicly traded on the New York Stock Exchange; strong international experience gained as an executive officer of American Standard; and financial expertise acquired as chief executive officer with the chief financial officer as a direct report and by holding several senior management positions. In summary, Mr. Esculier has multi-cultural leadership and outstanding strategic abilities to steward and sustain the company’s performance as it maintains its position as an industry innovation leader while pursuing global expansion and excellence in execution.

Thomas S. Gross—Age 64

Director since March 2016

Mr. Gross served from 2009 to 2015 as Vice Chairman and Chief Operating Officer of the Electrical Sector at Eaton Corporation plc, a global power management company, before retiring in 2015. Prior to that, at Eaton Corporation, he was President, Power Quality and Control Business; President, Power Quality Solutions; and Vice President, Eaton Business System. After joining Eaton in 2003, Mr. Gross gained senior executive experience through businesses that supply technological solutions globally for a range of industrial power systems and controls. Previously, Mr. Gross held senior executive positions at Danaher Corporation, a global science and technology company serving a variety of industries, and at Xycom, a technology company serving the industrial automation and control sector. He began his career at Rockwell Automation in 1977, earning increased responsibilities over two decades, and was ultimately promoted to President, Rockwell Software. Mr. Gross currently serves on the Board of RPM International Inc., a world leader in specialty coatings and sealants. Mr. Gross served as Director of Celestica Inc., a leading manufacturer of electronic and electro- mechanical solutions, until November 2017. Mr. Gross holds a Master of Business Administration degree from the University of Michigan and a Bachelor of Science degree from the University of Wisconsin, both located in the United States.

The Board of Directors concluded that the following experience, qualifications and skills qualified Mr. Gross to serve as director of the company: significant executive management experience gained as an executive officer at Eaton Corporation plc, Danaher Corporation and Rockwell Automation; extensive experience in finance, capital allocation, compensation, management development, and acquisitions; and board experience gained as a director of another publicly-held company.

Henry R. Keizer—Age 62

Director since July 2015

Mr. Henry R. Keizer served from 2010 to 2012 as Deputy Chairman and Chief Operating Officer of KPMG LLP, one of the world’s largest accounting and professional services firms, before retiring in 2012. Prior to that, for five years, he was Global Head of Audit at KPMGI, a consortium of more than 100 KPMG firms operating in over 140 countries. During his 35 years at KPMG, Mr. Keizer held a range of senior executive leadership roles of increasing responsibility, advising clients engaged in finance, manufacturing and technology, among other sectors.

Mr. Keizer currently serves as a trustee of BlackRock Funds. He also serves as the non-executive chairman and a director of Hertz Global Holdings, Inc., a global rental car company, a director of Sealed Air Corporation (NYSE:SEE) and as a director of Park Indemnity Ltd., a captive insurer affiliated with KPMGI. Previously, Mr. Keizer served on the boards of MUFG Americas Holding Corporation, MUFG Union Bank and Montpelier Re Holdings, Ltd, a global property and casualty reinsurance company and the American Institute of Certified Public Accountants. He holds a bachelor’s degree in accounting, summa cum laude, from Montclair State University, New Jersey, U.S.A.

The Board of Directors concluded that the following experience, qualifications and skills qualified Mr. Keizer to serve as a director of the company: significant executive management experience gained as Chief Operating Officer at KPMG; financial expertise acquired by holding various financial positions of increasing responsibility; strong international experience gained as Global Head of Audit at KPMGI; and board experience gained as a director of several publicly-held companies.

Class II Directors Continuing in Office—Terms Expiring at the 2021 Annual Meeting of Shareholders

Jean-Paul L. Montupet—Age 71

Director since April 2012

Mr. Montupet serves as an Advisory Director of Emerson Electric Co. He served as President of Emerson Europe SA until December 2012, and had served as an Executive Vice President of Emerson Electric Co. since 1990 where he was responsible for its Industrial Automation Business. From 2002 to March 2016, Mr. Montupet served on the Board of PartnerRe Ltd., a leading global reinsurer; he served as non-Executive Chairman from 2010 to March 2016 and was also Chairman of the Nominating and Governance Committee and a member of the Risk and Finance Committee. Mr. Montupet served as a member of the board of directors of Lexmark International Inc., a leading provider of imaging products and services until November 2016. In addition, Mr. Montupet is a director of IHS Markit Ltd. and Assurant, Inc.

The Board of Directors concluded that the following experience, qualifications and skills qualified Mr. Montupet to serve as director of the company: significant executive management experience gained as an executive officer at a global Fortune 500 company publicly traded on the New York Stock Exchange; strong international experience gained as an executive officer of Emerson Electric Co., a company with more than 129,000 employees and 250 manufacturing locations worldwide; financial expertise acquired as a president and as a chief financial officer and serving on the audit committees of two publicly-traded companies; strong educational background with an advanced business degree from HEC Paris, one of the top business schools in Europe; and additional experience gained as a director of another publicly-traded company listed on the NYSE and the Paris Stock Exchange.

D. Nick Reilly, CBE—Age 69

Director since December 2014

Since 2012 Mr. Reilly has served on the Advisory Board of MSXI Inc., a privately held company that provides engineering and staffing services to clients mainly in the automotive industry. Prior to his role on the

Advisory Board, he served as Chairman, Asia Pacific for MSXI Inc. From 2012 to 2016, Mr. Reilly has also served as a strategic adviser to UkrAuto Corporation, a Ukrainian importer of cars that owns the largest network of manufacturing and assembling facilities, service stations and auto dealerships in Ukraine. From 2012 until March 2016, Mr. Reilly served as Vice Chairman of erae Automotive (previously Korea Delphi Automotive Components) a privately held company that develops, manufactures and sells automotive components in South Korea and internationally. Prior to 2012, Mr. Reilly spent 37 years with General Motors Corporation (“General Motors” “GM”), and held several international executive roles , such as President, GM Europe from 2009 to 2012, President, GM International from 2008 to 2009 and President, GM Asia Pacific from 2006 to 2008 and President, GM Daewoo from 2001 to 2006. Prior to General Motors, Mr. Reilly worked for three years in the finance and investment community.

The Board of Directors concluded that the following experience, qualifications and skills qualified Mr. Reilly to serve as a director of the company: extensive international executive experience with General Motors, including significant experience in finance, manufacturing, quality control, purchasing, sales and aftermarket sales of automotive equipment and significant experience in evaluating new business opportunities as a strategic adviser to three companies in the international automotive industry.

Michael T. Smith—Age 75

Director since July 2007

Mr. Smith served as the Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation from 1997 to 2001, before retiring in 2001. Prior to those positions, Mr. Smith had been Vice Chairman of Hughes Electronics and Chairman of the Hughes Aircraft Company. Mr. Smith joined Hughes Electronics in 1985 as Senior Vice President and Chief Financial Officer after spending nearly 20 years with General Motors in a variety of financial management positions. In 1992 he was elected Vice Chairman of Hughes Electronics and President of Hughes Missile Systems Group, and in 1995 he was elected Chairman of Hughes Aircraft Company. Mr. Smith was also a member of the Board of Directors of Alliant Techsystems until 2009 and Ingram Micro, Inc. until 2014. Mr. Smith is a member of the Board of Directors of Teledyne Technologies, Inc., FLIR Systems, Inc. and Zero Gravity Solutions, Inc.

The Board of Directors concluded that the following experience, qualifications and skills qualified Mr. Smith to serve as a director of the company: significant executive management experience gained as an executive officer of a Fortune 500 company that is publicly traded on the NYSE; strong international experience gained as the Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation; financial expertise acquired as Chief Financial Officer of Hughes Electronics and by holding various financial management positions with General Motors; and board experience gained as a member of the board of directors of three publicly-held companies. In summary, Mr. Smith has leadership and financial management abilities that substantially strengthen the company due to his multinational knowledge of the global automotive sector and his understanding of the strategic needs of major original equipment manufacturers.

Class I Directors Continuing in Office—Terms Expiring at the 2020 Annual Meeting of Shareholders

G. Peter D’Aloia—Age 74

Director since July 2007

Mr. D’Aloia served as Senior Vice President and Chief Financial Officer of American Standard Companies Inc., a position he held since 2000, before retiring in 2008. Before joining American Standard, Mr. D’Aloia worked for Honeywell where he most recently served as Vice President—Business Development. He spent 27 years with Honeywell’s predecessor company, AlliedSignal, in diverse finance management positions. During his career with AlliedSignal, he served as Vice President—Taxes; Vice President and Treasurer; Vice President and Controller; and Vice President and Chief Financial Officer for the Engineered Materials Sector. Early in his career, he worked as a tax attorney for the accounting firm, Arthur Young and Company. Mr. D’Aloia served as a director of ITT Inc. from October 2011 until May 2017. Mr. D’Aloia is a director of FMC Corporation. He also serves as Director of Livent Corporation since October 11, 2018.

The Board of Directors concluded that the following experience, qualifications and skills qualified Mr. D’Aloia to serve as a director of the company: significant executive management experience gained as an executive officer of two Fortune 500 companies, both publicly traded on the New York Stock Exchange; strong international experience gained as Vice President and Chief Financial Officer for American Standard; financial expertise acquired as Chief Financial Officer of American Standard and by holding diverse financial management positions with AlliedSignal and working as a tax attorney for the accounting firm, Arthur Young and Company; and board experience gained as a member of the board of directors of two publicly-held companies. In summary, Mr. D’Aloia has financial management abilities, including multinational legal, tax and banking expertise, that significantly contribute to the company’s success as a globally operating entity while taking full advantage of business opportunities in developed as well as emerging economies.

Juergen W. Gromer—Age 74

Director since July 2007

Dr. Gromer is the retired President and CEO of Tyco Electronics, a position that he held from April 1999 until December 31, 2007. Dr. Gromer formerly held senior management positions from 1983 to 1998 at AMP (acquired by Tyco in April 1999) including Senior Vice President of Worldwide Sales and Services, President of the Global Automotive Division, and Vice President of Central and Eastern Europe, and General Manager of AMP Germany. Dr. Gromer has over 20 years of AMP and Tyco Electronics experience, serving in a wide variety of regional and global assignments. Before working for Tyco Electronics and AMP, Dr. Gromer held management positions at ZF Friedrichshafen, ITT and Procter & Gamble. Dr. Gromer served as a member of the board of directors of TE Connectivity (formerly Tyco Electronics) from June 2007 until March 2017, Marvell Technology Group Ltd. from October 2007 until November 2016, and RWE Rhein Ruhr AG from 2000 to 2009. He is also Chairman of the Board of the Society for Economic Development of the District Bergstrasse/Hessen and from 1992 to 2016 a director of the American Chamber of Commerce in Germany. Dr. Gromer served as a member of the Advisory Board of Commerzbank from 1992 to 2015.

The Board of Directors concluded that the following experience, qualifications and skills qualified Dr. Gromer to serve as a director of the company: significant executive management experience gained as an executive officer of a Fortune 500 company publicly traded on the New York Stock Exchange; strong international experience gained as President of Tyco Electronics; financial expertise acquired as a President of Tyco Electronics and through various senior management positions and also as a member of the Advisory Board of Commerzbank; and board experience gained as a director of publicly-held companies. In summary, Dr. Gromer has global leadership abilities, as well as deep connections with European corporate culture, and he strongly contributes to the company’s strategy of geographic expansion while maintaining a leading technology and industry position in Europe.

GOVERNANCE

Board Matters and Committee Membership

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chairman and Chief Executive Officer and other officers and employees, by reviewing materials provided to them during visits to our offices and plants and by participating in meetings of the Board and its committees.

The Board of Directors held a total of 8 meetings in 2018. The standing committees of the Board of Directors are the Audit Committee and the CNG Committee. All directors attended 75% or more of the combined total number of meetings of the Board of Directors and the Board committees on which they served during 2018.

The table below provides committee assignments and 2018 meeting information for each of the Board committees:

Name	Audit Committee		Compensation, Nominating and Governance Committee
G. Peter D’Aloia	X
Juergen W. Gromer	X
Jean-Paul L. Montupet			X
Michael T. Smith			X
Jacques Esculier
Mary L. Petrovich			X	(1)
D. Nick Reilly	X
Henry R. Keizer	X	*
Thomas S. Gross			X	*
2018 Meetings	9		7

*	Indicates Committee Chair
(1)	Ms. Petrovich served on the CNG Committee until her resignation from the Board on December 5, 2018.

Committees of the Board

Audit Committee

The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. Each member of the Audit Committee is independent as defined by the NYSE listing standards and the company’s independence standards. The Audit Committee’s responsibilities, as set forth in its charter, include:

•	reviewing the scope of internal and independent audits;

•	reviewing the company’s quarterly and annual financial statements and Annual Report on Form 10-K;

•	reviewing the adequacy of management’s implementation of internal controls;

•	reviewing with management and the independent auditors the company’s actions and activities concerning risk assessment and risk management;

•	reviewing the company’s accounting policies and procedures and significant changes in accounting policies;

•	appointing the independent auditors and reviewing their independence and performance and the reasonableness of their fees; and

•

reviewing compliance with the company’s Code of Conduct and Ethics, major litigation, compliance with environmental standards and the investment performance and funding of the company’s retirement plans.

The Board of Directors has determined that Mr. Keizer, chair of the Audit Committee, is an audit committee financial expert as defined by the SEC. In addition, the Board has determined that each member of the Audit Committee is financially literate as defined by the NYSE.

Compensation, Nominating and Governance Committee

Our Board of Directors has delegated its compensation, nominating and governance functions to a single standing committee, the CNG Committee. Each member of the CNG Committee is independent as defined by the NYSE listing standards and the company’s independence standards. The CNG Committee’s responsibilities, as set forth in its charter, include:

•

identifying individuals qualified to become members of the Board and recommending to the Board director nominees to be presented at the annual meeting of shareholders as well as nominees to fill vacancies on the Board;

•	recommending Board committee memberships, including committee chairpersons;

•	considering and making recommendations concerning director nominees proposed by shareholders;

•	developing and recommending to the Board corporate governance principles for the company and processes for Board evaluations;

•	reviewing and making recommendations concerning the compensation of directors;

•

reviewing and making recommendations concerning executive officers’ salaries and employee benefit and executive compensation plans and administering certain of those plans, including the company’s incentive compensation and stock incentive plans;

•

reviewing and approving performance goals and objectives for all executive officers, evaluating performance against objectives and based on its evaluation, approving base salaries and incentive compensation for all executive officers except for the Chairman and Chief Executive Officer, whose total direct compensation is recommended by the CNG Committee and approved by the independent members of the Board; and

•	evaluating executive succession plans, the quality of management, and leadership and management development.

For a description of the CNG Committee’s responsibility in determining executive compensation, see “Compensation Discussion and Analysis—Role of the CNG Committee in the Compensation Process” in this proxy statement.

The Board of Directors has delegated to the CNG Committee the responsibility of identifying, screening and recommending candidates to the Board. Potential candidates are interviewed by the Chairman and Chief Executive Officer and the Chair of the CNG Committee prior to their nomination, and may be interviewed by other directors and members of senior management. The CNG Committee then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy, add an additional member, or recommends a slate of candidates to the Board for nomination for election to the Board. The selection process for candidates is intended to be flexible, and the CNG Committee, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

Our Board of Directors includes several directors with European and international leadership experience which we believe provides the diversity of perspective necessary for a European-based company listed in the

United States with increasingly global operations and sales. While international leadership experience is important to our CNG Committee in considering potential director nominees, the general criteria our CNG Committee considers important in evaluating director candidates are: (i) senior-level management and decision-making experience; (ii) a reputation for integrity and abiding by exemplary standards of business and professional conduct; (iii) ability to devote time and attention necessary to fulfill the duties and responsibilities of a director; (iv) a record of accomplishment in their respective fields, with leadership experience in a corporation or other complex organization, including government, educational and military institutions; (v) independence and the ability to represent all WABCO shareholders; (vi) legal and NYSE listing requirements; (vii) sound business judgment; (viii) candor; (ix) judgment, age, skills, gender, ethnicity, race, culture, diversity of thought, geography and other measures to ensure that the Board as a whole reflects a range of viewpoints, backgrounds, skills, experience and expertise; and (x) the needs of the Board of Directors.

The Board has determined that all members of the Compensation Committee are “non-employee directors” (within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended).

Risk Oversight

Our Board of Directors oversees risk management and risk assessment both directly and indirectly through the board committees. Board oversight is enterprise-wide, with a particular focus on five primary areas of risk: strategic, operational, financial, IT and compliance and governance. To organize its risk oversight responsibilities, our Board of Directors reviews a comprehensive risk governance scorecard that identifies all of the material risk categories within these five primary areas and identifies a responsible person or “owner” among our senior management for managing that risk. Each risk category is then assigned to the full Board of Directors or to one or more of the board committees for primary monitoring responsibility. Both the company processes for managing the risk and the Board’s (or committee’s) processes for monitoring the risk are clearly set forth in the risk governance scorecard and both these processes and the delegation of responsibilities in the scorecard is reviewed annually by our full Board of Directors.

Our Audit Committee focuses on financial risk, including internal controls, and receives regular reports from members of senior management, including our Chief Financial Officer, Controller, Chief Legal Officer and Company Secretary, Treasurer, Vice President, Taxes and Internal Audit Director. Our CNG Committee focuses on the risks associated with leadership assessment, management succession planning, corporate governance and executive compensation programs and policies, and receives regular reports from members of senior management, including our Chief Executive Officer, Chief Human Resources Officer and Chief Legal Officer and Company Secretary. Each of these committees regularly reports to the full Board of Directors. In addition, our Board of Directors oversees the company’s strategic planning and receives reports at the beginning of each year regarding our annual operating plan (our “Operating Plan”) and budget as well as our long-term planning and strategy.

Risk Assessment of our Compensation Program

In designing our compensation program for our executive officers, including our named executive officers, our CNG Committee structures such programs to balance reward and risk, while mitigating the incentive for excessive risk-taking. The possibility of excessive risk-taking is limited by the following program features:

•	Base salaries are set at market competitive levels;

•	Annual and long-term incentive plans are based on a balanced mix of complementary general corporate financial measures.

•	Maximum payouts under our annual and long-term incentive plans are capped;

•

Our long-term incentive plan is comprised of a balanced portfolio of performance-based cash incentive awards, performance-based stock units (“PSUs”) and time-vested restricted stock units (“RSUs”) that vest over multiple years, or after multiple years (i.e., cliff vesting for PSUs), which aligns our named executive officers’ interests with our shareholders’ interests;

•	Cash and equity incentive awards are generally subject to forfeiture upon involuntary termination;

•

Members of the CNG Committee approve the final incentive awards after reviewing the executive and corporate performance achievements and may utilize negative discretion; in 2019, the Committee applied negative discretion in the calculation of awards under the 2018 AIP;

•

The company adopted an incentive pay recoupment policy, also referred to as a “clawback,” that requires recovery from executive officers of any annual incentive plan awards for 2012 and later years, if such compensation was received during the three-year period preceding the date of a restatement of any financial statements due to material non-compliance with the financial reporting rules, to the extent that there was excess compensation (see “Clawback”);

•	All of our directors and officers, including our named executive officers, are subject to stock ownership guidelines, as described below; and

•

Our policy is to prohibit our officers and directors from pledging, hypothecating, or otherwise encumbering our common stock as collateral for indebtedness, and we also prohibit our officers and directors from holding our common stock in a margin account, or purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of our common stock (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, or exchange funds).

Based on a review of management’s risk assessment of the compensation program, our CNG Committee has determined that our executive as well as employee compensation programs, policies and practices are not reasonably likely to have a material adverse effect on our company. The CNG Committee will continue to periodically oversee and monitor risk in our compensation program.

Compensation Committee Interlocks and Insider Participation

None.

Board Attendance at the Annual Meeting of Shareholders

In accordance with our Corporate Governance Guidelines, all directors are expected to attend the Annual Meeting of Shareholders. While the Board understands that there may be situations that prevent a director from attending, the Board strongly encourages all directors to make attendance at all annual meetings of shareholders a priority. All of our directors attended the company’s 2018 Annual Meeting of Shareholders.

Independence Standards for Board Service

The Board of Directors has adopted a definition of director independence for non-management directors that serve on the company’s Board of Directors which meet and, in some areas, exceed the NYSE listing standards. Each director, other than Jacques Esculier, the company’s Chairman and Chief Executive Officer, satisfies the definition of director independence adopted and accordingly has no material relationship with the company (either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the company) other than serving as a director of, and owning stock in, the company. A copy of our definition of director independence is attached to this proxy statement as Appendix A and is also available on our web site www.wabco-auto.com, by following the links “Investor Relations—Corporate Governance—Definition of Director Independence.” In addition, none of the company’s directors and executive officers participated in any related person transactions nor were any other transactions considered by the Board in determining directors’ independence. For a discussion of the company’s policy on related person transactions, please see “Certain Relationships or Related Person Transactions and Section 16 Reporting Compliance—Certain Relationships and Related Person Transactions” in this proxy statement.

Board Leadership Structure

From August 2007 through May 2009, the positions of Chairman of the Board and Chief Executive Officer were held by separate people, due in part to the fact that the company was a newly independent stand-alone public company after the Spin-off, and also due to the fact that the Board was newly constituted and, in large part, unfamiliar with the Chief Executive Officer. Based in part on the strong governance structure established by our then non-executive Chairman of the Board, the Board’s increasing familiarity and comfort with the Chief Executive Officer and in recognition of the potential efficiencies of having the Chief Executive Officer also serve in the role of Chairman of the Board, the Board decided to revise its structure. In 2009, our Board of Directors unanimously approved a proposal to combine the Chairman of the Board and Chief Executive Officer roles and appointed Jacques Esculier as Chairman of the Board. Jean-Paul Montupet has served as our Lead Director since March 2017.

As the Chairman of the Board, Mr. Esculier provides leadership to the Board and works with the Board to define its structure and activities in fulfillment of its responsibilities. Our Lead Director’s duties include presiding at all meetings of the company’s non-management directors and, in consultation with the Chairman of the Board, developing the agendas for the board meetings and determining the appropriate scheduling for board meetings. Our Lead Director also acts as a liaison between the company’s Chairman of the Board and the company’s non-management directors and assists the company’s independent directors in discharging their duties to the company and its shareholders. A more detailed description of the role of our Lead Director is included in our Corporate Governance Guidelines.

Communication with the Company’s Board of Directors

Our Lead Director presides over all executive sessions of the non-management directors. Shareholders or other interested parties wishing to communicate with our Board of Directors can communicate with our Board of Directors by writing to: Chief Legal Officer and Company Secretary, c/o WABCO Holdings Inc., 1220 Pacific Drive, Auburn Hills, Michigan 48326-1589. Your message will not be screened or edited before it is delivered to the Lead Director. The Lead Director will determine whether to relay your message to other Board members. See “Other Matters—Director Nominations” below for a description of how shareholders may submit the names of candidates for director nominees to our Board of Directors.

Availability of Corporate Governance Materials

The company’s Code of Conduct and Ethics and Governance Principles, including our definition of director independence, as well as the charters for the Audit Committee and the CNG Committee are available on our web site www.wabco-auto.com under the caption “Investor Relations—Corporate Governance.” The foregoing information is available in print to any shareholder who requests it. Requests should be addressed to Chief Legal Officer and Company Secretary, WABCO Holdings Inc., 1220 Pacific Drive, Auburn Hills, Michigan 48326- 1589.

CERTAIN RELATIONSHIPS OR RELATED PERSON TRANSACTIONS AND SECTION 16 REPORTING COMPLIANCE

Certain Relationships and Related Person Transactions

The Audit Committee of the Board of Directors has adopted a written policy governing the review and approval or ratification of related person transactions. Under the policy, a related person transaction is any transaction exceeding $120,000 in which the company or a subsidiary, on the one hand, and an executive officer, director, holder of 5% or more of the company’s voting securities or an immediate family member of such person, on the other hand, had or will have a direct or indirect material interest.

No related person transaction shall be approved or ratified if such transaction is contrary to the best interest of the company. Unless determined otherwise by the Audit Committee, any related person transaction must be on terms that are no less favorable to the company than would be obtained in a similar transaction with an unaffiliated third party under the same or similar circumstances.

Unless the Audit Committee determines otherwise, any proposed related person transaction directly between the company and an executive officer, director or immediate family member should be reviewed prior to the time the transaction is entered into. In addition, the policy provides that ordinary course transactions are not considered related person transactions, and therefore do not require approval under the company’s related person transaction policy. An ordinary course transaction means a transaction that occurs between the company or any of its subsidiaries and any entity (i) for which any related person serves as an executive officer, partner, principal, member or in any similar executive or governing capacity, or (ii) in which such related person has an economic interest that does not afford such related person control over such entity, and such transaction occurs in the ordinary course of business on terms and conditions that are no less favorable to the company or, if applicable, a subsidiary than would otherwise apply to a similar transaction with an unrelated party. In addition, all immaterial relationships and transactions identified in the Instructions to Item 404(a) of Regulation S-K are incorporated into the policy, and accordingly, all such immaterial relationships or transactions are not related person transactions and do not require approval under the policy.

The Chief Legal Officer and Company Secretary is responsible for making the initial determination as to whether any transaction constitutes a related person or ordinary course of business transaction and for taking all reasonable steps to ensure that all related person transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K are presented to the Audit Committee for pre-approval or ratification. If a related person transaction involves the Chief Legal Officer and Company Secretary, the Chief Financial Officer shall perform the responsibilities under the policy.

The Audit Committee reviews and assesses the adequacy of the policy annually.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, certain executive officers, and persons who own more than 10% of the Company’s outstanding common stock to file reports of ownership and changes in ownership with the SEC and the NYSE. Those “reporting persons” are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

SEC regulations require the company to identify anyone who failed to file a required report or filed a late report during the most recent fiscal year. Based upon a review of those filings and other information furnished by the reporting persons, we believe that, with respect to the fiscal year ended December 31, 2018, all applicable filings were timely filed, except that, in each case, one late Form 4 reflecting one transaction was filed on behalf of each of Messrs. Mazraani and Rens as well as Ms. Brown.

AUDIT COMMITTEE MATTERS

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of Ernst & Young Belgium, our independent registered public accounting firm (“independent auditor”). The independent auditor reports directly to the Audit Committee. As part of its responsibility, the Audit Committee established a policy to pre-approve all Audit Services and permissible Non-Audit Services performed by the independent auditor. In pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence.

The Audit Committee also considers whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its understanding and knowledge of the company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the company’s ability to manage or control risk or improve audit quality.

The Audit Committee is mindful of the relationship between fees for Audit and permissible Non-Audit Services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate relationship between the total amount of fees for Audit and Audit-Related Services and the total amount of fees for Tax Services and certain permissible Non-Audit Services classified as “All Other Services.” Prior to the engagement of the independent auditor for an upcoming audit/non-audit service period, defined as a twelve-month timeframe, Ernst & Young Belgium submits to the Audit Committee for approval a detailed list of services expected to be rendered during that period as well as an estimate of the associated fees for each of the following four categories of services:

Audit Services consist of services rendered by an external auditor for the audit of the company’s annual consolidated financial statements (including tax services performed to fulfill the auditor’s responsibility under generally accepted auditing standards), the audit of internal control over financial reporting performed in conjunction with the audit of the annual consolidated financial statements and reviews of financial statements included in Form 10-Qs. Audit Services includes services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

Audit-Related Services consist of assurance and related services (e.g., due diligence) by an external auditor that are reasonably related to the audit or review of financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, employee benefit plan audits, accounting consultations and audits in connection with proposed or consummated acquisitions, internal control reviews, attest services related to financial reporting that are not required by statute or regulation, audit-related litigation advisory services and consultation concerning financial accounting and reporting standards, including compliance with Section 404 of the Sarbanes-Oxley Act.

Tax Services consist of services performed by the independent auditor’s tax personnel except those included in Audit Services above. Tax Services include those services rendered by an external auditor for tax compliance, tax consulting, tax planning, expatriate tax services, transfer pricing studies, tax planning, and tax issues related to stock compensation.

Other Non-Audit Services are any other permissible work that is not an Audit, Audit-Related or Tax Service and include non-audit-related litigation advisory services and administrative assistance related to expatriate services.

For each type of service, details of the service as well as estimated fees are reviewed and pre-approved by the Audit Committee as either an annual amount or specified stand-alone activity. Pre-approval of such services is used as the basis for establishing the spend level, and the Audit Committee requires the independent auditor to report detailed actual/projected fees versus the budget periodically throughout the year by category of service and by specific project.

Circumstances may arise during the twelve-month period when it may become necessary to engage the independent auditor for additional services or additional effort not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

This review is typically done in formal Audit Committee meetings; however, the Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Audit and Non-Audit Fees

Fees billed to the company by Ernst & Young Belgium for services rendered in 2018 and 2017 were as follows:

Type of Service (1)	2018	2017
	(in thousands)
Audit	$5,307	$4,699
Audit-Related	$52	$288
Tax	$375	$265
All Other	—	—

Total	$5,735	$5,252

(1)	For a description of the types of services, see “Audit Committee Matters—Audit Committee Pre-Approval Policies and Procedures,” above.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young Belgium as the company’s independent registered public accounting firm to examine the consolidated financial statements of the company for fiscal year 2019 upon terms set by the Audit Committee. The Board of Directors recommends that this appointment be ratified by the shareholders. If the appointment of Ernst & Young Belgium is not ratified by the shareholders, the Audit Committee will give consideration to the appointment of other independent registered public accounting firms.

Representatives of Ernst & Young Belgium will be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Recommendation

The Board of Directors unanimously recommends that shareholders vote FOR Proposal 2, the ratification of the appointment of Ernst & Young Belgium as the company’s independent registered public accounting firm for the year ending December 31, 2019.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the company’s financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the committee has reviewed and discussed the audited financial statements in the Annual Report with the company’s management and independent auditors.

Management has the primary responsibility for the financial statements and the reporting process including the internal controls systems, and has represented to the Audit Committee that such financial statements were prepared in accordance with generally accepted accounting principles. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

The Audit Committee has discussed with the independent auditor the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees issued by the Public Company Accounting Oversight Board. In addition, the committee has discussed with the independent auditor, the auditor’s independence, including the matters in the written disclosures and letter which were received by the committee from the independent auditors, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to the company is compatible with maintaining the auditor’s independence.

The committee discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits. The committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the U.S. Securities and Exchange Commission.

Members of the Audit Committee:

Henry R. Keizer, Chairman

G. Peter D’Aloia

Dr. Juergen W. Gromer

D. Nick Reilly

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We seek to closely align the interests of our named executive officers (“NEOs”) with the interests of our shareholders. Our compensation programs are designed to reward our NEOs for achieving short-term and long- term strategic and operational goals and increasing total shareholder returns, while at the same time avoiding incentives that encourage unnecessary or excessive risk-taking. Our NEOs’ total compensation is comprised of a mix of base salary, annual cash incentive awards and long-term incentive awards that include both performance- based cash and equity awards.

For 2018, our NEOs were:

• Jacques Esculier	Chairman of the Board and Chief Executive Officer (“CEO”)

• Roberto Fioroni	Chief Financial Officer (“CFO”)*

• Nick Rens	President, Europe, Middle East, and Africa

• Lisa Brown	Chief Legal Officer and Company Secretary

• Christian Brenneke	Chief Technology Officer (“CTO”)

• Alexander De Bock	Chief Financial Officer (interim)*

*

Mr. Fioroni joined on June 1, 2018 and Mr. De Bock’s tenure as Interim CFO ended on May 31, 2018. Mr. Fioroni resigned from his position as CFO effective April 1, 2019 and Sean Deason was appointed to serve as CFO & Controller effective April 1, 2019.

2018 Performance(1)

Fiscal 2018 was another strong year of performance for WABCO. Specific achievements in 2018 included:

•

Sales/Sales Growth: WABCO delivered record sales of $3,831.0 million in 2018, increasing by 15.9% (13.9% excluding foreign currency translation effects) as compared with 2017, and of which 6.7% is attributable to our acquisitions. We achieved this growth despite soft growth inglobal production of trucks and buses greater than six tons. Our global aftermarket sales increased by 19.0% (17.5% excluding foreign currency translation effects) over this same period.

•

Performance Gross Profit Margin: We continued to maintain strong performance gross profit margins while achieving record sales levels, marking our fourth consecutive year with margin levels at 30% or higher. Our 2018 performance gross profit margin was 30.7%, compared to 31.1% in 2017. On a GAAP basis, our 2018 gross profit margin was 30.6%, compared to 30.7% in 2017.

•

Performance Operating Income: For 2018, WABCO reported record performance operating income of $545.7 million, versus $492.1 million in 2017, or a 10.9% increase. On a GAAP basis, our 2018 operating income was $512.5 million, versus $435.0 million in 2017.

•

Performance Earnings Before Taxes (Pre-Tax Income): WABCO reported 2018 Performance Earnings Before Taxes (Performance Pre-Tax Income) of $485.7 million, versus $448.7 million in 2017, or an 8.2% increase. On a GAAP basis, our 2018 Earnings Before Taxes (Pre-Tax Income) was $394.1 million, versus $406.1 million in 2017.

(1)

The summary of our 2018 financial performance includes certain non-GAAP financial measures. Performance gross profit margin, performance operating income, performance earnings before taxes, performance net income, and performance earnings per share are non-GAAP financial measures that exclude items for separation, streamlining and acquisition, discrete and one-time tax items, and other items that may mask the underlying operating results of the company, as appropriate. These measures should be considered in addition to, not as a substitute for, GAAP measures. Management believes that presenting these non-GAAP measures is useful to shareholders because it enhances their understanding of how management assesses the operating performance of the company’s business. The definitions for these non-GAAP measures are the same as in 2017. See Appendix B for reconciliation to the most comparable GAAP measures.

•

Performance Net Income and Performance Earnings Per Share (“EPS”): WABCO reported 2018 performance net income attributable to the company of $417.8 million or $7.87 of performance EPS, versus $371.6 million or $6.86 of performance EPS in 2017, resulting in a 14.7% increase in performance EPS. On a GAAP basis, our 2018 net income attributable to the company and EPS were $394.1 million and $7.43, respectively, versus $406.1 million and $7.50, respectively, in 2017.

•

Gross Material Productivity: WABCO’s Operating System continued to provide fast and flexible responses to major market changes, delivering $74.9 million of materials and conversion productivity. Gross material productivity in 2018 represented 5.0% of total materials cost with the impact of commodity inflation decreasing net material productivity to 3.5%. Conversion productivity in our factories in 2018 represented 7.7%.

In summary, 2018 marked another strong year with record sales and operating income, demonstrating top line growth with incremental bottom line profitability.

Pay-for-Performance

We believe that the levels of executive pay based on our financial results are reasonable over the long term in light of our actual performance for shareholders. The following graph illustrates the trend over the last five completed fiscal years of our CEO executive compensation and our total shareholder return (“TSR”). Note that our equity grants are typically made during the first quarter based on prior-year performance.

CEO Pay Index Year

CEO Pay Index Year(1)	2013	2014	2015	2016	2017	2018
CEO Pay Measure ($ 000)
Reported Pay 1-Year (FX each year)		$5,957	$6,800	$7,584	$8,491	$8,080
% Change			14.2%	11.5%	11.9%	-4.8%

TSR Index Year (2)	2012	2013	2014	2015	2016	2017
TSR Index Measure
Prior 1-Year TSR Indexed to 2012=100	100	143	161	157	163	220
1-Year TSR %		43.3%	12.2%	-2.4%	3.8%	35.2%

(1)

CEO Pay (in $000s) includes (i) base salary and annual incentive awards earned during the applicable year, (ii) the cash-based long-term incentive plan (“Cash LTIP”) award with a performance period ending in the applicable year, (iii) the fair value of restricted stock unit (“RSU”) and performance share unit (“PSU”) awards granted during the applicable year as determined under ASC Topic 718 and (iv) all other compensation reported for the applicable year.

(2)

TSR = stock price appreciation plus reinvested dividends. TSR is indexed to December 31, 2012, in the graph and table above since equity awards are typically granted during the first calendar quarter when prior- year TSR results are known.

Overview of 2018 Compensation Decisions and Actions

The decisions made by our CNG Committee and our Board of Directors in 2018 reflect our company’s continued strong performance for 2018. The following compensation actions were taken in 2018 by the CNG Committee, or by the independent members of the Board of Directors in the case of CEO compensation actions:

•

Base Salary: In May 2018, we increased the base salaries of each of our NEOs by 2.5%, except for an increase of 10% for Mr. Brenneke in recognition of his promotion to CTO in February 2018, and no salary increase for our Chairman and Chief Executive Officer.

•

Annual Incentives: In May 2018, we increased the AIP Target % for Mr. Esculier and Ms. Brown to 110% and 60%, respectively. The CNG Committee approved a 2018 annual incentive plan achievement of 115.0% of target, notwithstanding the fact that actual performance equaled 134.2% of target. The CNG Committee exercised its discretion to reduce payments to 115.0% of the target due to our stock price performance and the impact of certain non-recurring tax deductions on 2018 performance net income. The 115.0% aggregate performance score was applied to each NEO’s target award. The 2018 individual performance scores for the NEOs based on an evaluation of each individual’s contributions ranged from 90% to 110.67%. All of our NEOs are measured on corporate performance against pre-established financial and quantitative, non-financial goals. See “Components of 2018 Executive Compensation— Fiscal Year 2018 Annual Incentive Plan.”

•	Long-Term Incentives:

-

Cash LTIP: In May 2018, we increased Mr. Brenneke’s LTIP Target % to 40% in recognition of his promotion to CTO. The CNG Committee approved 2016-2018 long-term incentive plan cash award payouts at 161.5% of target, which reflect our three-year cumulative performance EPS, three-year cumulative growth in sales and three-year average return on invested capital (“ROIC”)* results. See “Components of 2018 Executive Compensation—2016- 2018 Cash LTIP.” In addition in February 2018, the Board of Directors approved a special long-term performance-based cash award to our Chairman and Chief Executive Officer. See “Components of 2018 Executive Compensation—Special Grants.”

-

Performance Share Units (“PSUs”): The CNG Committee approved 2016-2018 long- term incentive plan PSU payouts for each of our NEOs at 144.2% of target, which reflects our three-year cumulative performance EPS results. See “Components of 2018 Executive Compensation—2016-2018 Performance Share Units.”

-

Equity-Based Grants: In February 2018, the CNG Committee made grants of equity-based incentives to the NEOs at target award levels. See “Components of 2018 Executive Compensation—2018 Annual Equity Grant.”

•	Special Grants:

-

The CNG Committee approved one additional equity grant for Mr. Brenneke in January 2018 related to his promotion to his new role as CTO, a sign-on grant for Mr. Fioroni in June 2018, and one additional grant each to Mr. Fioroni and Ms. Brown in July 2018 for retention purposes. See “Components of 2018 Executive Compensation—Special Grants.”

These compensation adjustments reflect the Committee’s review of market data as well as individual factors as discussed in “Components of 2018 Executive Compensation—Base Salary.”

*

ROIC is defined as performance operating income adjusted for certain costs related to pension, equity investments and non-controlling interests, divided by net assets adjusted for certain tax, pension and non-operational assets or liabilities.

Executive Compensation Policy and Governance Highlights

We strive to maintain strong corporate governance practices with respect to executive compensation. The following highlights how our executive compensation policies reflect our commitment in this respect:

•

Balanced Performance Metrics: We provide a balanced compensation program that emphasizes at-risk incentive pay that is earned based on successful achievement of multiple complementary performance metrics.

•

Strong Risk Management: We maintain a strong risk management program, which includes our CNG Committee’s oversight of the ongoing evaluation of the relationship between our compensation programs and risk.

•

No Excise Tax Gross-Ups: We do not provide for excise tax gross-up payments under our Change of Control Severance Plan, nor do we maintain any other agreements or arrangements which would provide similar benefits.

•

Recoupment Policy: We have an incentive pay recoupment policy, also referred to as a “clawback,” that requires the company to recover from any current or former executive officer certain incentive pay amounts as described herein.

•

No Pledging or Hedging of Company Stock: Our Securities Trading Policy prohibits pledging, hypothecating, or otherwise encumbering our common stock by our officers and directors as collateral for indebtedness, and we prohibit our officers and directors from holding our common stock in a margin account, or purchasing any financial instrument or entering into any short-term or speculative transaction that is designed to hedge or offset any decrease in the market value of our common stock (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, or exchange funds) or trading in options in company securities (other than those granted by the company).

•	Strong Stock Ownership Guidelines: We have executive stock ownership guidelines requiring that our NEOs hold meaningful levels of our stock.

•	Independent Compensation Consultant: The CNG Committee retains an independent compensation consultant.

•

Change of Control Benefits: Our Change of Control Severance Plan contains a “double trigger” change of control provision where severance benefits payable in connection with a change of control are triggered only in the event of both (i) a change of control and (ii) a NEO’s loss of job or resignation on account of material diminution in terms and conditions of employment. Our Omnibus Incentive Plan most recently approved by shareholders on May 24, 2018 as the Amended and Restated WABCO Holdings Inc. 2009 Omnibus Incentive Plan includes similar double trigger default vesting provisions for equity awards granted after January 1, 2017.

We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program, including information about the 2018 compensation of our NEOs.

2018 “Say-on-Pay” Advisory Vote on Executive Compensation

We provided shareholders a “say-on-pay” advisory vote on our executive compensation in May, 2018, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protect Act 2010 (“Dodd-Frank Act”) and SEC rules. At our 2017 Annual Meeting of Shareholders, shareholders expressed strong support for the compensation of our NEOs, with approximately 96% of the votes cast (disregarding abstentions) for approval of the “say-on- pay” advisory vote. We received similar strong support at our two prior annual meetings.

The CNG Committee carefully evaluated the results of the 2018 annual advisory “say-on-pay” vote, and although the “say-on-pay” vote is advisory and is not binding on our Board of Directors, the CNG Committee took the strong level of approval into consideration in determining that our current compensation philosophy and objectives remain appropriate for use in determining the compensation of our NEOs.

Executive Compensation Philosophy; Compensation Program Objectives

Our executive compensation program is intended to deliver competitive total compensation upon achievement of performance objectives and has been developed consistent with our strategy to attract, motivate and develop leaders who will drive the creation of shareholder value. We generally seek to compensate our executives at approximately the median level of total compensation among similarly-situated executives in our peer group when we set target compensation levels. See the section entitled “Peer Group” below for more information about our peer group.

Our compensation program generally involves a mixture of fixed and variable and cash and equity compensation elements. Variable compensation is balanced between short- and long-term objectives, placing a significant amount of the executive’s compensation at risk based on company and individual performance.

Each of the program elements is generally designed to drive a complementary set of behaviors and outcomes.

Pay Element	Type of Pay	Key Objectives
Base Salary	Fixed	Attract and retain executives over time by providing regular and continued payment in line with the executive’s position, experience and responsibilities

Annual Cash Incentives	Variable At-Risk	Focus our executives on short-term objectives to foster short-term growth and profitability

Long-Term Cash and Equity-Based Incentives	Variable At-Risk	Create a clear line of sight and linkage to our long-term strategy, as well as to attract and retain our executives and employees. Long-term incentives consist of a mix of equity awards and cash awards. The equity awards, in the form of PSUs and RSUs, comprise the majority of long-term incentive value and are used to align our executive officers’ interests with those of our shareholders. The Cash LTIP awards complement the annual equity awards by focusing executives on specific long-term financial performance goals and also provide an opportunity for liquidity that does not require an executive to sell shares

Benefits and Perquisites	Fixed	Offer competitive benefits and perquisites in light of evolving market practice, the law of the executive’s country of citizenship and European Union law

Each of these elements is described in more detail below.

The CNG Committee evaluates all compensation and benefit programs and decisions in light of the total compensation package awarded to each NEO (including the impact of how these programs and decisions impact other elements of compensation). To that end, the CNG Committee annually reviews all of the components of each NEO’s compensation, including base salary, target annual incentive awards, target long-term incentive awards, the value of all vested and unvested options, RSUs and PSUs, proceeds from exercised options, and other benefits and perquisites. The CNG Committee’s review focuses on both the value of each NEO’s total compensation assuming continuing employment, as well as the additional compensation, if any, that the NEO could be entitled to earn upon a separation from the company for voluntary reasons, involuntary reasons, or pursuant to a change of control of the company.

Compensation Mix

We believe that a significant portion of an executive’s compensation should be directly linked to our performance and the creation of shareholder value. To that end, our CNG Committee has structured our executive compensation program so that a high percentage of our NEOs’ total direct compensation (which includes base salary, cash incentives and equity incentives) is at risk. As illustrated and explained below for 2018, 83.3% of our Chief Executive Officer’s total direct compensation, and, on average, 69% of our other NEOs’ total direct compensation, is based on attaining performance goals or paid in the form of equity incentives.

CEO Compensation Mix

The exchange rate of one euro to 1.1 U.S. dollars has been used, which is the rate used for our 2018 Operating Plan.

All Other NEOs Compensation Mix

(1) The percentages attributable to cash incentives are based on the dollar amount payable upon attainment of performance goals at target.

(2) The percentages attributable to equity incentives are based on the fair market value at target levels of such incentives (including the fair value of RSUs and PSUs) as reported in the Summary Compensation Table. In any given year, we may grant incentives or make award payouts that will exceed or fall below these target percentages.

These Compensation Mix charts exclude Mr. De Bock since his compensation program was for a temporary role and does not reflect regular on-going compensation.

We believe that our compensation program reinforces our pay-for-performance philosophy, has the flexibility to adapt to market conditions and has resulted in pay outcomes that are well-aligned with our business performance.

Role of the CNG Committee in the Compensation Process

As required by its charter, our CNG Committee is responsible for developing our total compensation philosophy, recommending to our Board of Directors our executive compensation programs, including base salary levels, cash incentives, equity incentives, benefits and perquisites, and reviewing our compensation philosophy and compensation and benefits programs to determine whether they are properly coordinated and achieving their intended purposes. The CNG Committee reviews and approves the compensation of our executive officers and recommends for approval to the independent members of our Board the compensation of our Chairman and Chief Executive Officer. The CNG Committee also sets performance goals for all performance- based compensation, and reviews and certifies payouts of awards based on its evaluation of the company’s performance and the executive officers’ performance against such goals.

To assist the CNG Committee in meeting its responsibilities, the CNG Committee engaged Pearl Meyer & Partners, LLC (“PM”) as its independent outside compensation consultant to regularly provide executive compensation market analysis and insight, with respect to our executive officers, including our NEOs. PM only provides services to the CNG Committee with respect to executive and director compensation and does not provide any other services to the company. The CNG Committee has reviewed its relationship with PM in light of the independence factors set forth in applicable NYSE rules and concluded that its retention of PM as its compensation consultant does not raise any conflict.

Role of Management in the Compensation Process

Our Chairman and Chief Executive Officer works with our Chief Human Resources Officer to make recommendations to the CNG Committee with respect to the compensation of other executive officers, including base salary levels, target annual incentive awards, target long-term incentive awards, benefits and perquisites. At the CNG Committee’s request, our Chairman and Chief Executive Officer attends meetings of the CNG Committee to present his views with respect to the appropriate levels of compensation for his executive team, but is not present when his own compensation is discussed. All decisions regarding NEO compensation are ultimately made by the CNG Committee.

In addition, under our governance documents, our independent Board members are required to approve all compensatory programs, awards or payouts relating to our Chairman and Chief Executive Officer, following consideration of recommendations from the CNG Committee.

At the direction of the CNG Committee, our human resources department provides compensation-related information to PM relating to our executive officers that PM uses as part of its development of market competitiveness analyses and recommendations for executive compensation program design.

Peer Group and Benchmarking

The peer group comprises 14 companies reflecting predominantly U.S.-based, publicly-traded companies that operate in the same industry sector, compete with us for executive talent and have executive positions similar in breadth, complexity and global responsibility. Our peer group is reviewed annually by the CNG Committee to ensure its ongoing relevance. Companies within our peer group generally have one-third to three times our revenue, market value and enterprise value.

The following companies are WABCO’s peers for compensation benchmarking purposes in 2018:

Allison Transmission Holdings Inc.	Oshkosh Corporation
American Axle & Manufacturing Holdings Inc.	Polaris Industries Inc.
BorgWarner Inc.	Sensata Technologies Holding plc
Donaldson Company Inc.	Snap-On Incorporated
ITT Inc.	Tenneco Inc.
Kennametal Inc.	Visteon Corporation
Meritor, Inc.	Westinghouse Air Brake Technologies Corporation

Our CNG Committee monitors our peer group and may adjust it in as appropriate. In 2018, three peers were added and three peers were removed to further improve alignment with WABCO’s evolving business mix:

•	Added: Oshkosh Corporation, Sensata Technologies, and Visteon Corporation; and

•	Removed: Cooper Tire & Rubber, Modine Manufacturing, Harman International Industries, Incorporated, Autoliv, Inc. and Valeo SA.

We generally seek to compensate our executives at approximately the median level of total compensation among similarly-situated executives in our peer group when we set compensation levels for targeted levels of performance. Our compensation philosophy emphasizes at-risk incentive pay, including long-term cash incentives and equity-based incentives.

Components of 2018 Executive Compensation

The main features of each NEO’s total compensation as of year-end 2018 are summarized in the following table (1):

	Base Salary	AIP target (% of base salary)	Cash LTIP target (% of base salary)	Equity LTIP target
Jacques Esculier	$1,100,000	110%	100%	$3,300,000
Roberto Fioroni	$440,000	70%	45%	$500,000
Nick Rens	$405,306	70%	45%	$500,000
Lisa Brown	$410,000	60%	40%	$400,000
Christian Brenneke	$302,500	40%	40%	$300,000
Alexander De Bock	$231,138	35%	0%	$100,000

(1)	Based on an exchange rate of 1.0 euro to 1.1 U.S. dollars, which is the rate used for our 2018 Operating Plan.

The company executives, including the NEOs, are also eligible for benefits similar to those provided to other employees. They also receive certain additional perquisites—see footnote 5 to Summary Compensation Table.

Base Salary

We develop base salary guidelines for our NEOs generally at the median of our peer group companies, employing analyses developed by PM. Company management and PM may also review compensation data from various survey providers to provide additional general benchmarking context. The CNG Committee does not provide any direction on specific surveys or survey participants. However, the CNG Committee’s salary decisions are based upon market data as well as the individual’s responsibilities and more subjective factors, such as the CNG Committee’s assessment of the officer’s individual performance and expected future contributions and leadership. The CNG Committee reviews base salaries for our officers every year, but may decide not to make adjustments every year.

Pursuant to its annual review of base salary levels, in May 2018, the CNG Committee recommended and the Board approved the following increases for our NEOs, including no increase for our CEO, as shown in the following table which shows our NEOs’ base salary evolution from 2017 to 2018 (1). The average salary increase for NEOs – excluding Messrs. Esculier and Brenneke – was 2.5%.

	2017 (EUR)	2018 (EUR)		2017 (USD)(1)	2018 (USD)(1)
Jacques Esculier	€1,000,000	€1,000,000		$1,100,000	$1,100,000
Roberto Fioroni	€—	€400,000		$—	$440,000
Nick Rens	€359,473	€368,460		$395,420	$405,306
Lisa Brown	€363,636	€372,727		$400,000	$410,000
Christian Brenneke	€250,000	€275,000	(2)	$275,000	$302,500
Alexander De Bock	€205,000	€210,125		$225,500	$231,138

(1)	Based on an exchange rate of 1.0 euro to 1.1 U.S. dollars which is the rate used for our 2018 Operating Plan.

(2)	Mr. Brenneke received a salary increase in May 2018 in connection with his promotion to CTO after having served as Vice President, Engineering.

Variable Cash Compensation

Traditionally, we offer an annual incentive plan (“AIP”) and a three-year Cash LTIP for our NEOs. Awards under both the AIP and the Cash LTIP are issued each year under the company’s Omnibus Incentive Plan. The

CNG Committee seeks to establish performance goals for the new AIP and Cash LTIP performance periods at its first or second meeting each year. Target awards under both the AIP and the Cash LTIP are fixed as a percentage of the executive’s base salary. Each NEO’s business manager or management agreement—see “Employment Matters” below—provides for specific target AIP and Cash LTIP award percentages.

As discussed above under “Executive Overview,” we measure and report our results on both a GAAP and a non-GAAP “performance” basis where we exclude unusual, extraordinary and non-recurring items that may mask the underlying operating results of the company. Similarly, when setting, and measuring achievement against, our financial goals, the CNG Committee uses “performance” measures that exclude such items which include, but may not be limited to, expenses associated with separation, streamlining, acquisition, discrete and one-time tax items and adjustments for foreign exchange rate fluctuations. While some of these costs can be anticipated generally when targets are set at the beginning of the applicable performance period and may be reflected in our annual Operating Plans, others cannot.

Annual Incentive Plan

Our AIP is based upon achievement of financial and quantitative, non-financial performance goals that are primarily derived from our annual Operating Plan. AIP award opportunities are typically set so that achieving the target level of performance results in a cash payment that is approximately at the median or 50th percentile of annual incentives paid by our peer group. The actual payment under an AIP award may be above the 50th percentile in years of strong performance against objectives or below the 50th percentile or zero, depending on the actual level of performance achieved. The CNG Committee and the Board of Directors review and approve our annual Operating Plan to ensure that the AIP goals are sufficiently challenging and set at levels consistent with internal and external market performance expectations.

Fiscal Year 2018 Annual Incentive Plan

In March 2018, our CNG Committee determined the maximum amounts payable to our executive officers for AIP awards for the 2018 performance year by establishing a pool equal to 10% of company earnings before interest and taxes with 35% of the pool allocated to our Chief Executive Officer at maximum, subject to any applicable limits under the Omnibus Incentive Plan, and the remainder allocated evenly among the other executive officers at maximum. The AIP pool established by the formula described above represented the maximum amount that the CNG Committee could approve for payment – not the expected amount. Our CNG Committee generally exercises its discretion to pay less than the maximum amount after considering the financial and quantitative, non-financial performance goals described below.

The 2018 AIP was designed so that the achievement of financial goals received 80% weighting and the achievement of quantitative, non-financial goals received 20% weighting, which is the same weighting as in all prior AIPs since 2008. AIP payouts equal the percentage of the performance goal achieved multiplied by the participant’s annual target AIP percentage. Annual target AIP percentages under this program are established for each participant as a percentage of base salary. Each financial and quantitative, non-financial goal may be overachieved and funded up to 200%. The resulting award amounts are then adjusted by an individual performance score ranging from 0-200%. Thus, while the maximum possible overachievement is 400% of target, the highest award we have ever paid to an NEO was 222% of target. In between threshold and maximum performance, achievement levels and payouts are interpolated using a pre-defined performance curve. Below threshold performance results in a zero payout for the specific metric.

AIP financial goals: The AIP performance goals established by the CNG Committee included the following financial goals (measured after excluding the impact of foreign exchange), each weighted at 20% of target:

Sales Growth	The total increase in company sales over prior year.

Performance Gross Profit Margin	The ratio of our gross profit as a percentage of sales using performance measures.

Performance Net Income	GAAP net income, adjusted by excluding the costs associated with separation, streamlining and acquisition, discrete and one-time tax items, and other items that may mask the underlying operating results of the company, as applicable.

Free Cash Flow	Our net cash provided by operating activities less any amounts attributable to the purchase of property, plant, equipment and computer software and the proceeds from the disposal of property.

The CNG Committee believes that this mix of financial goals is complementary and well-balanced so that business tradeoffs are appropriately reflected, e.g., sales growth vs. profitability, profit margin vs. additional investment, earnings before taxes vs. cash flow, etc. The 80% weighting on financial goals also ensures that these key drivers of value for shareholders are the primary focus for management. Each year, the target financial goals are set based on our annual Operating Plan, which is designed to represent challenging – but attainable – performance levels. In setting AIP goals, the CNG Committee also considers internal and external performance expectations, the potential impact of global economic conditions on the variability of performance outcomes, the degree to which prior year results were atypical, changes in corporate tax rates and other legislation that may impact the company’s business prospects and other factors that may be relevant in a specific year.

AIP quantitative, non-financial goals: The AIP performance goals established by the CNG Committee for 2018 included the following quantitative, non-financial goals, each weighted at 10% of target:

Technical Quality	Measured based on the number of product defects found on a “parts per million” (“ppm”) basis.

Inventory Turns Improvement	Average of June and December inventory turns calculated as the gross inventory at the end of the period versus the retroactive six months standard cost of sales extrapolated to twelve months at constant exchange rates.

These performance goals are intended to be consistent with driving cross-functional collaboration to improve the industrialization of WABCO products and ensure that the development roadmaps and processes we have defined will be used to develop high quality products.

2018 AIP Results: For the 2018 AIP, based on our 2018 Operating Plan, our CNG Committee established the following financial goals and quantitative, non-financial performance goals in February 2018 and certified the following achievement levels and scores in February 2019:

	Threshold	Target	Maximum	Achievement	Score
Sales Growth	$ 3,736 million	$ 3,900 million	$ 4,064 million	$ 3,952 million	131.8%
Performance Gross Profit Margin	30.0%	31.5%	33.0%	30.3%	18.2%
Performance Net Income	$ 384 million	$ 398 million	$ 411 million	$ 418 million	200.0%
Free Cash Flow	75%	85%	95%	95%	197.0%
Aggregate Score For Financial Goals(1)					136.8%
Quality PPM	60	40	20	32	140.0%
Inventory Turns Improvement	0	0.30	0.60	0.32	107.9%
Aggregate Score For Quantitative, Non-Financial Goals					123.9%
Total Aggregate Score(2)					134.2%

(1)

The achievement dollar amounts shown in this table differ from our actual achievements as shown in our executive summary, as they are based on the exchange rate prevailing when the performance targets of our AIP were established, while our reported numbers are based on the actual exchange rates for 2018.

(2)

The CNG Committee’s certification of the achievement of the financial and quantitative, non-financial goals included in the 2018 AIP is based on measuring quantitative results against pre-established goals. These goals have been designed to be challenging, but attainable, and over the past six years prior to 2018, i.e., 2012-2017, the total aggregate performance score has ranged from 90.8% to 159.0% of target.

As a result, the company’s aggregate performance score for the 2018 AIP (applying an 80% weighting for the financial performance goals and 20% for the quantitative, non-financial performance goals) was 134.2%. The CNG Committee exercised its discretion to reduce payments to 115.0% of the target due to our stock price performance and the impact of certain non-recurring tax deductions on 2018 performance net income. The 115.0% aggregate performance score was applied to each NEO’s target award.

Lastly, the CNG Committee considered discretionary adjustments to each executive’s calculated award to reflect such executive’s individual performance. The CNG Committee considered individual performance adjustments for each of the other NEOs based on the recommendations of Mr. Esculier. Mr. Esculier’s performance adjustment was determined by the CNG Committee and the independent directors as a group. The CNG Committee approved an individual performance adjustment of an additional 10.67% for Mr. Esculier to recognize his leadership and greater contribution to delivering shareholder value, including the effective integration of the strategic acquisitions made in 2017 (Meritor Inc.’s stake in the Meritor WABCO joint venture and R.H. Sheppard Co., Inc.). It also is the seventh consecutive year that Mr. Esculier has earned a prestigious “Top 5” ranking in the Autos & Auto Parts sector for “Best CEO” in the 2019 All-America Executive Team survey conducted by Institutional Investor magazine. The CNG Committee approved the individual performance adjustments for the other NEOs based on Mr. Esculier’s assessment of their performance during 2018. The table below shows each target annual incentive award, as adjusted by the company’s achievement of the financial and quantitative non-financial corporate goals, capped at 115.0% , and as further adjusted to reflect the individual performance evaluation for each NEO who received an AIP payment for fiscal 2018.

	AIP Target	Corporate Score	Individual Score	AIP Payment
Jacques Esculier	$1,210,000	115.0%	110.67%[1]	$1,540,000
Roberto Fioroni	$308,000	115.0%	90.0%	$318,780
Nick Rens	$283,714	115.0%	105.0%	$342,585
Lisa Brown	$246,000	115.0%	105.0%	$297,045
Christian Brenneke	$121,000	115.0%	110.0%[2]	$153,065
Alexander De Bock	$80,898	115.0%	100.0%[2]	$93,033

Fiscal Year 2019 Annual Incentive Plan

In February 2019, our CNG Committee approved a cash AIP award opportunity based on the achievement of certain defined financial and quantitative, non-financial performance goals. The financial performance goals established by our CNG Committee are related to sales growth, performance gross profit margin, performance net income and free cash flow. Two quantitative, non-financial performance goals, technical quality ppm and inventory turns improvement, were also selected that were designed to promote both quality production and cash generation. Each of the financial goals is equally weighted and together they comprise 80% of the plan funding. The two quantitative, non-financial goals are also equally weighted and comprise 20% of the plan funding. Each financial and quantitative, non-financial goal may be overachieved and funded up to 200%, and resulting award amounts will be further adjusted by an individual performance score ranging from 0-200%.

Long-Term Incentive Plan

Pursuant to the Omnibus Incentive Plan, the CNG Committee has authority to establish both equity and cash-based long-term incentive plans for our executive officers, including our NEOs. Our long-term incentive plans are designed to promote both the achievement of long-term performance goals as well as retention by linking our executive officers’ wealth more closely to the performance of our stock price. Our long-term programs have been designed so that approximately 70% of the value of any executive officer’s long-term incentive compensation would be comprised of annual equity awards split evenly between PSUs, as discussed below, and RSUs, which vest ratably over a three-year period. The remaining 30% of the value of an executive officer’s long-term incentive compensation would be comprised of the executive’s target Cash LTIP award, the attainment of which is typically tied to the achievement of certain financial goals over a three-year performance period. The Cash LTIP complements the annual equity awards by focusing executives on specific long-term financial performance goals and also provides an opportunity for liquidity that does not require an executive to sell shares.

The performance goals for the Cash LTIP are established on a rolling basis and generally include three to four of the following measures: sales, revenues, earnings (before or after tax), internal rate of return, return on equity, ROIC, income, assets or earnings, earnings per share (on a fully diluted or undiluted basis), profit margin, incremental operating margin, operating expense ratios, income, cash flow, free cash flow, working capital targets, funds from operations or similar measures, capital expenditures, market share, share price, total shareholder return, appreciation in the fair market value or book value of our common stock, economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of the capital), debt to equity ratios, debt levels, management of accounts and non-performing debt, acquisitions or strategic transactions, budget achievement, expense reduction or cost savings and inventory control / efficiency and costs. As discussed above, we also use non-GAAP “performance” versions of the financial measures referred to above which exclude

[1]	This figure is rounded to two decimals
[2]

Since the end of his interim CFO tenure, Mr. De Bock no longer is an Executive Officer of the company, and, as an Officer, his individual score was approved by the CEO on March 5, 2019 as part of the Company standard reward cycle process separation and streamlining costs, discrete, one-time tax and other items and other items that may mask the underlying operating results of the company, as appropriate, such as foreign exchange fluctuations.

Total long-term incentive award opportunities are typically set so that achieving the target level of performance results in award values approximately at the median or 50th percentile of long-term incentives offered by our U.S. peer companies. The actual realized award value may be above the 50th percentile in years of strong financial and stock performance or below the 50th percentile, depending on the actual level of performance achieved. The long-term award value for an individual executive may also vary above or below the 50th percentile based on the CNG Committee’s consideration of an executive’s strategic impact, performance history or retention risk.

2016-2018 Cash LTIP

All of our NEOs – except Mr. Alexander De Bock – participated in the 2016-2018 Cash LTIP. As per his Business Manager agreement, Mr. Fioroni participated to this LTIP cycle with a 50% phase-in modifier.

Our CNG Committee awarded the 2016-2018 Cash LTIP using long-term financial performance goals relating to sales growth, performance earnings per share and ROIC that excluded the impact of certain significant off-budget events (e.g., plant closings, streamlining costs, acquisitions and other major investments, separation- related expenses), and the impact of foreign exchange rates.

For the 2016-2018 performance cycle, our CNG Committee set the following equally-weighted financial goals and certified, in February 2019, the following achievement levels and scores:

	Threshold	Target	Maximum	Achievement	Score
3-Year Cumulative Sales Growth (excluding the impact of foreign exchange)	$8,000 million	$8,700 million	$9,250 million	$9,207 million	192.3%
3-Year Cumulative Performance Earnings Per Diluted Share (“EPS”)(1)	$15.0	$18.00	$21.00	$19.33	144.2%
3-Year Average ROIC	33%	40%	47%	43.4%	148.0%
Aggregate Score					161.5%

(1)

Performance Earnings Per Diluted Share refers to earnings per diluted share, excluding separation and streamlining items, acquisition-related costs, the impact of foreign exchange rates, and discrete, one-time tax items, as well as the one-time accounting correction of $12.3 million in 2016.

Our CNG Committee awarded the 2016-2018 Cash LTIP based on the aggregate score of 161.5%.

2019-2021 Cash LTIP

In March 2019, our CNG Committee approved a Cash LTIP for the 2019-2021 performance cycle based on the achievement of certain defined financial performance goals consistent with its prior practice. The financial performance goals established by our CNG Committee are related to sales growth, performance earnings per share and ROIC. Each of the financial goals is equally weighted. This balanced mix of performance goals was used in each of the last five Cash LTIP cycles. Furthermore, our CNG Committee has discretion to upgrade or downgrade the Cash LTIP results by 25%. The CNG Committee has generally not applied upward discretion to the Cash LTIP awards. Awards under the 2019-2021 Cash LTIP will only be paid, if earned, after the end of 2021.

2018 Annual Equity Awards

As discussed above, annual equity awards are part of our long-term incentive plan. Commencing in 2013, the company has offered an equal mix of RSUs, with time-based vesting, and PSUs, with vesting, if any, based upon the achievement of three-year cumulative performance earnings per share goals approved by the CNG Committee. The performance earnings per share goals are aligned with the company’s strategic business plan, and the CNG Committee believes that investors are keenly focused on this important measure of long-term company success.

We believe PSUs:

•	provide more direct linkage with long-term business goals;

•	strengthen retention due to three-year cliff vesting; and

•	are preferable to options because dilution overhang from stock options can last up to 10 years, while dilution overhang from PSUs is typically three years.

On February 21, 2018, each of our NEOs was granted an equity award opportunity in an equal combination of RSUs and PSUs. The value an executive ultimately realizes is directly aligned with long-term value creation for shareholders and may differ from the target opportunity. See the “Grants of Plan-Based Awards” table for a break out of the annual equity awards granted to our NEOs in 2018.

2016-2018 Performance Share Units

The 2016-2018 PSU performance target was identical to the three-year cumulative performance EPS target that was used for the 2016-2018 Cash LTIP. In February 2019, our CNG Committee certified the achievement of the 2016-2018 PSU performance target at 144.2%. See the “2016-2018 Cash LTIP” section above for a description of this determination. In setting the PSU performance target, the CNG Committee considered that, taken together, the Cash LTIP and PSUs provide an appropriate balance of cash and equity rewards tied to performance EPS, which is the most common focus point for our investors.

All of our outstanding equity award agreements permit the company to recoup equity compensation in the event a recipient breaches certain confidentiality, non-competition and other contractual arrangements during employment or within twelve months after termination of employment.

Special Grants

The CNG Committee may consider special cash or equity-based grants and has historically issued special awards to address exceptional situations.

On February 6, 2018, the Board of Directors approved a special long-term performance-based cash award to the Company’s Chairman and Chief Executive Officer, Jacques Esculier. The award, which is in addition to his regular long-term cash incentive plan award, will vest only if the Company achieves a certain threshold pre-determined performance goal relating to average Return on Invested Capital over a three-year period ending on December 31, 2020 and Mr. Esculier continues to provide service to the Company through the end of the performance period. The target amount of the award is $3 million and the maximum amount payable for overachievement under the award is $3.5 million.

During the rest of 2018, the CNG Committee approved sign-on PSU and RSU grants for Mr. Fioroni to attract and retain his services and an RSU grant for Mr. Brenneke because he was promoted to CTO (see the Grants of Plan-Based Awards table for additional grant details). The CNG Committee also approved a $2 million cash retention award for Ms. Brown that vests in July 2019 subject to continued employment.

Executive Stock Ownership

Our stock ownership guidelines for our executive officers, including our NEOs, are designed to reinforce the goal of increasing WABCO equity ownership among our executive officers and other key managers and more closely align their interests with those of our shareholders. Our executive officer stock ownership guidelines are as follows:

•	for the Chief Executive Officer: 6x base salary; and

•	for all other NEOs: 3x base salary.

Equity ownership that counts towards this ownership goal includes shares owned outright, shares beneficially owned by direct family members (spouse, dependent children), shares underlying vested and unvested time-based RSU awards, vested PSU awards, net shares acquired through stock option exercise and shares acquired on the open market. Vested and unvested stock options and unvested PSU awards do not count towards satisfying the guideline goals.

Participants, including our NEOs, have until five years from the date of becoming an executive officer, to meet the stock ownership guidelines. All of our NEOs are in compliance with these guidelines, taking into consideration the five-year period from appointment as an executive officer.

The minimum number of shares to be held by each officer is calculated annually on the first business day of March using the average of the stock prices of the company’s common stock on the NYSE for the past month. The stock price for each trading day within the one-month time period will be the average of the high and low sales prices on the NYSE on that date. In the event of a base salary change or a promotion to a higher executive level, the executive will have five years from the date the change was implemented to acquire additional shares needed to fulfill the stock ownership guidelines. During the first five years, the CNG Committee will review annually each executive’s company stock ownership. After the initial five-year period, the CNG Committee may review these guidelines to include specific penalties for failing to adhere to the recommendations. There may be instances in which the stock ownership guidelines would place a substantial hardship on an executive or unusual circumstances may prevent the executive from complying with the guidelines. These circumstances may apply to all executives in the company, such as a financial crisis impacting the entire stock market or circumstances generating unusual volatility of the company’s share price, or be particular to an individual, such as a court order in the case of a divorce settlement or estate planning transactions. In such circumstances, the guidelines may be waived or modified in the sole discretion of the CNG Committee.

The CNG Committee discussed and agreed that the five-year period to meet their Stock Ownership Guidelines is reset (for the incremental annual base salary piece) for the Officers and Executive Officers as of their move to the new corporate headquarters in Switzerland.

Retirement Benefits

During 2018, Messrs. Esculier, Fioroni, Rens, Brenneke, De Bock, and Ms. Brown participated in our Belgian benefit plans which include retirement, death, disability and medical coverage.

With regard to retirement contributions, we have agreed to contribute to such plan, on an annual basis, an amount equal to 9% of Mr. Esculier’s base salary and target annual incentive award, and for Messrs. Fioroni, Rens, Brenneke, De Bock, and Ms. Brown amounts equal to 9% of their base salary and 4.5% of their target annual incentive award.

Perquisites

Perquisites are not a significant portion of our overall compensation program. We provide perquisites that we believe are reasonable, competitive with our peer group and consistent with our overall compensation philosophy. We currently offer to our executive officers, including our NEOs, financial planning, an executive health exam and an executive life insurance policy as well as tax return preparation assistance. In addition, our NEOs working outside of their home country are eligible to receive certain other perquisites, including a housing allowance, home leave, a company car and tuition reimbursement for dependent children.

Payments upon Severance or Change of Control

Under the business manager agreements we have entered into with our NEOs (discussed below), certain severance benefits will be provided if their service is terminated by us without cause or if they terminate their service for good reason. We believe that severance payments to these officers are appropriate in these specified circumstances and that the amount of the severance benefits is reasonable and necessary to attract and retain superior executive talent. An estimate of the amount of severance benefits that each NEO would receive upon a termination of service as of December 31, 2018, is included in “Executive Compensation—Severance Benefits as of December 31, 2018” below.

Under our Change of Control Severance Plan, we also provide certain payments or other benefits to our executive officers, including our NEOs, in the event of a change of control in order to allow them to act in the best interests of shareholders without the distraction of potential negative repercussions of a change of control on their own position with the company. Severance benefits payable in connection with a change of control are triggered only in the event of both (i) a change of control and (ii) an NEO’s loss of job or resignation on account of material diminution in terms and conditions of employment. This is sometimes referred to as a “double trigger” change of control provision. Our Omnibus Incentive Plan includes similar double trigger default vesting provisions for equity awards granted after January 1, 2017. We do not provide for excise tax gross-up payments under our Change of Control Severance Plan. An estimate of the amount of change of control benefits that each NEO would receive upon a termination of service in connection with a change of control event as of December 31, 2018, is included under “Change of Control Severance Plan and Omnibus Incentive Plan” below.

Employment Matters

Each of our NEOs has an employment or business manager agreement with the company or one of its subsidiaries. We restructured our service relationship with some of our NEOs, including Messrs. Esculier, Rens effective January 1, 2012, Mr. De Bock, effective July 1, 2015, Mr. Brenneke, effective May 2, 2016, and Ms. Brown, effective June 1, 2016 and so that they qualify as “business manager” under Belgian law. The change to business manager status has significant tax advantages under local law for us.

During 2019, it is anticipated that some our NEOs will progressively relocate to Switzerland. Their Belgium “business manager” agreements will be terminated and they will move onto a local Swiss employment contract.

Departure of Mr. Roberto Fioroni

On March 28, 2019, Roberto Fioroni provided notice of his voluntary resignation from the company, effective April 1, 2019. As a result, Mr. Fioroni will not be entitled to any severance or change in control benefits, and in connection with his departure, Mr. Fioroni forfeited his 2019 AIP award, his cash LTIP award for the 2017-2019, 2018-2020 and 2019-2021 performance periods, as well as all unvested RSUs and PSUs.

Clawback

We have adopted a clawback policy that requires the company to recover from any current or former executive officer any compensation received under our AIP for 2012 and subsequent years if such compensation was received by the executive officer during the three-year period preceding the date by which the company files a restatement of any annual audited or unaudited interim financial statements due to material non-compliance with the financial reporting rules under the federal securities laws. The amount to be recovered is the difference, if any, between what such executive officer received and what such executive officer would have received had the financial measures against which payments were calculated been impacted by the accounting restatement. Under the clawback policy, our Board of Directors, based upon recommendations from the CNG Committee, will have the discretion to determine the amounts to be recouped from such executive officer. The company’s clawback policy will continue to be reviewed for possible changes in order to conform with implementation of the required clawback provisions under the Dodd-Frank Act.

Impact of Taxation on Executive Compensation

We did not structure compensation to qualify as “performance-based compensation” under Section 162(m) of the Code, as a Belgian subsidiary of the company employed our NEOs and deducted compensation paid to them under applicable non-U.S. local law. The CNG Committee however takes into account the tax impact on the company as one factor to be considered in structuring executive compensation. During 2018 and historically, we have utilized business manager agreements for qualifying executives for greater tax efficiency under Belgian law.

Impact of New Corporate Headquarters Location

As part of our corporate headquarters relocation from Belgium to Switzerland, which is intended to globalize WABCO’s advanced technology strategy, the company has conducted extensive research on the local market cost of living and competitive compensation levels. Based on this study, the CNG Committee approved adjustments to 2019 base salaries and cash incentive targets for certain executives, including Ms. Brown, Mr. Brenneke, and Mr. De Bock, subject to their relocation to Switzerland. These adjustments are aligned with our philosophy of offering target compensation at approximately the median or 50th percentile for similarly-situated executives.

REPORT OF THE COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE

The Compensation, Nominating and Governance Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the members of the Compensation, Nominating and Governance Committee identified below recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation, Nominating and Governance Committee:

Thomas S. Gross, Chairman

Jean-Paul L. Montupet

Michael T. Smith

EXECUTIVE COMPENSATION

Summary Compensation Table

Set forth below is information concerning the compensation earned by or paid to our NEOs for 2018, 2017 and 2016.

Name and Principal Position(1)	Year	Salary (USD)	Bonus (USD)(2)	Stock Awards (USD)(3)	Option Awards (USD)	Non-Equity Incentive Plan Compensation (USD)(5)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (USD)	All Other Compensation (USD)(5)	Total (USD)
Jacques Esculier	2018	$1,100,000		$3,300,212		$3,316,500		$364,008	$8,080,720
Chairman and Chief Executive Officer	2017	$1,100,000		$3,300,155		$3,669,049		$421,838	$8,491,042
	2016	$1,100,000		$3,300,110		$2,609,143		$575,076	$7,584,329
Roberto Fioroni	2018	$256,667		$1,600,288		$478,665		$211,048	$2,546,668
Chief Financial Officer
Nick Rens	2018	$400,363		$400,179		$623,787		$127,835	$1,552,164
President EMEA Region(4)	2017	$390,287		$500,212		$688,703		$119,588	$1,698,790
	2016	$370,203		$500,050		$485,117		$115,771	$1,471,141
Lisa Brown	2018	$405,000		$400,179		$516,551		$76,598	$1,398,328
Chief Legal Officer & Company Secretary
Christian Brenneke	2018	$288,750		$600,334		$322,921		$124,986	$1,336,991
Chief Technology Officer
Alexander De Bock	2018	$228,319	$93,500	$100,186		$93,033		$56,664	$571,682
Chief Financial Officer (interim)	2017	$220,890	$74,800	$350,200		$123,912		$51,853	$821,655

(1)

Certain amounts shown in the “Summary Compensation Table,” including salary, were paid in Euros and converted into U.S. dollars at the conversion rate of one euro to 1.1 U.S. dollars which is the rate used for our 2018 Operating Plan.

(2)

Represents the gross monthly bonus (€10,000) paid each month to Mr. De Bock during his tenure as interim CFO and the additional bonus of €7,000 per month payable at the end of his service as interim CFO.

(3)

Amounts set forth in this column represent the aggregate grant date fair value of RSUs and PSUs in accordance with FASB ASC Topic 718 and are based on the probable outcome of the applicable performance conditions and excluding the impact of forfeitures related to service vesting conditions. For these purposes, PSUs are assumed to have been settled in amounts of common stock that would occur if the company meets its performance criteria at 100% of target. Assuming the highest level of performance conditions will be achieved, the number of performance shares would be 200% of the values reported for PSUs in the Grant of Plan-Based Awards table that immediately follows the Summary Compensation Table. Reported amounts are based on our FASB ASC Topic 718 assumptions and valuation methodology described in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal years ended December 31, 2018, 2017 and 2016 (Note 7 (“Stock-Based Compensation”) for fiscal years 2018, 2017 and 2016).

(4)	Previously President Trailer System, Aftermarket and Off-Highway, and appointed President EMEA Region on October 9, 2018.

(5)

Amounts included in this column represent the cash amounts earned in respect of (a) annual performance-based cash awards made under the 2018 AIP annual performance period and (b) long-term performance-based cash awards earned under the long-term incentive plan for the performance period beginning on January 1, 2016, and ending on December 31, 2018. The following table shows a breakdown of the amounts awarded, taking into consideration contractual provisions for Mr. Fioroni who was entitled to full AIP and 50% 2016-2018 LTIP:

	Annual Incentive Payment for 2018	Long-Term Incentive Payment for 2016-2018 Performance Period
Jacques Esculier	$1,540,000	$1,776,500
Roberto Fioroni	$318,780	$159,885
Nick Rens	$342,585	$281,202
Lisa Brown	$297,045	$219,506
Christian Brenneke	$153,065	$169,856
Alexander De Bock	$93,033	$0

(6)

The following table provides information regarding the compensation disclosed in the All Other Compensation column. This information includes identification and quantification of each perquisite and personal benefit received by each NEO, regardless of amount.

	Premium for Life Insurance(1)	Defined Contribution Plan Contributions(2)	Health Care Reimbursements(3)	Perquisites and Other Personal Benefits(4)	Total
Jacques Esculier	$152,231	$198,000	$12,818	$959	$364,008
Roberto Fioroni	$42,823	$53,460	$928	$113,837	$211,048
Nick Rens	$40,725	$49,245	$3,241	$34,624	$127,835
Lisa Brown	$14,403	$47,970	$639	$13,585	$76,598
Christian Brenneke	$15,962	$32,670	$1,278	$75,076	$124,986
Alexander De Bock	$13,211	$24,442	$2,214	$16,777	$56,644

(1)	Includes total amount of premiums paid by us for Group Life Insurance and long-term disability coverage that are not generally available to salaried employees.

(2)

Includes employer contributions to the Belgian group insurance plan. For Mr. Fioroni, his contributions reflect seven months in 2018 on a pro rata basis due since he joined the company on June 1, 2018.

(3)

Includes health care reimbursements to private schemes in Belgium for Messrs. Esculier, Fioroni, Rens, Brenneke, De Bock and Ms. Brown, for Mr. Fioroni reflecting seven months on a pro rata basis due since he joined the company on June 1, 2018.

(4)

The following table includes the costs to the company of our executive perquisites as well as benefits payable under our international mobility policy. The business manager agreements for our NEOs based outside the U.S. provide for reimbursement of certain costs and expenses associated with the NEO relocating to, and living in, another country, similar to the benefits we provided under our expatriate policy for employees who are asked to relocate from their home country in connection with their work assignments. We believe that these types of benefits are appropriate for employees who accept long-term foreign assignments for the company’s convenience. The level of benefits that we provide, such as the goods and services (cost-of-living) adjustment and the housing differentials, are determined based upon the advice provided to the company by outside consultants. We do not provide any special benefits to our NEOs under this policy that our other expatriate employees are not eligible to receive:

	Financial Planning	Company Car	Housing and Utilities	School Fees	Total
Jacques Esculier	$0	$0	$0	$959	$959
Roberto Fioroni	$9,662	$12,339	$80,726	$11,110	$113,837
Nick Rens	$13,806	$20,818	$0	$0	$34,624
Lisa Brown	$0	$13,585	$0	$0	$13,585
Christian Brenneke	$13,413	$22,928	$38,735	$0	$75,076
Alexander De Bock	$0	$16,777	$0	$0	$16,777

Grants of Plan-Based Awards

In 2018, the NEOs were granted annual and long-term cash incentive award opportunities, PSUs and RSUs. The columns under the “Estimated Future Payouts under Non-Equity Incentive Plan Awards” heading show the target and maximum amounts that were established for cash-based awards on the grant date. Actual payouts for the 2018 annual incentive are reflected in the “Non-equity Incentive Compensation Plan” column of the Summary Compensation Table. The columns under “Estimated Future Payouts under Equity Incentive Plan Awards” heading show the number of PSUs that would be earned upon achieving performance at target and at the maximum level. The “All Other Stock Awards” column shows the amount of RSUs granted to each NEO. We did not grant stock options during 2018.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	Market Price on Grant Date ($/Sh)(11)	Grant Date Fair Value of Stock and Option Awards ($/Sh)(12)
	Type of Award	Grant Date	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Jacques Esculier	Cash LTIP(1)	3/23/2018	$1,100,000	$2,200,000
	AIP(2)	2/05/2018	$1,100,000	$4,400,000
	Cash LTIP(3)	2/06/2018	$3,000,000	$3,500,000
	PSU(4)	2/21/2018			11,727	23,454		$140.71	$1,650,106
	RSU(5)	2/21/2018					11,727	$140.71	$1,650,106
Roberto Fioroni	Cash LTIP(1)	6/01/2018	$198,000	$396,000
	Cash LTIP(6)	6/01/2018	$99,000	$198,000
	Cash LTIP(7)	6/01/2018	$198,000	$396,000
	AIP(2)	6/01/2018	$308,000	$1,232,000
	RSU(8)	6/01/2018					4,962	$120.93	$600,055
	RSU(8)	7/17/2018					4,150	$120.51	$500,117
	PSU(9)	7/17/2018			4,150	8,300		$120.51	$500,117
Nick Rens	Cash LTIP(1)	3/23/2018	$182,388	$364,775
	AIP(2)	2/05/2018	$283,714	$1,134,857
	PSU(4)	2/21/2018			1,422	2,844		$140.71	$200,090
	RSU(5)	2/21/2018					1,422	$140.71	$200,090
Lisa Brown	Cash LTIP(1)	3/23/2018	$164,000	$328,000
	AIP(2)	2/05/2018	$246,000	$983,999
	PSU(4)	2/21/2018			1,422	2,844		$140.71	$200,090
	RSU(5)	2/21/2018					1,422	$140.71	$200,090
Christian Brenneke	Cash LTIP(1)	3/23/2018	$121,000	$242,000
	AIP(2)	2/05/2018	$121,000	$484,000
	RSU(10)	1/01/2018					2,091	$143.50	$300,059
	PSU(4)	2/21/2018			1,067	2,134		$140.71	$150,138
	RSU(5)	2/21/2018					1,067	$140.71	$150,138
Alexander De Bock	AIP(2)	2/05/2018	$80,898	$323,593
	PSU(4)	2/21/2018			356	712		$140.71	$50,093
	RSU(5)	2/21/2018					356	$140.71	$50,093

(1)

These cash-based awards relate to a three-year performance period, beginning on January 1, 2018, and ending on December 31, 2020. Each award was granted under the long-term incentive plan for officers and key employees of WABCO and becomes payable, if at all, subject to each NEO’s continued employment during such period (except in the case of death or disability) and the achievement of pre-established performance objectives established by our CNG Committee. The maximum level of award listed above is the maximum amount permitted to be paid in respect of such award under the terms of such award, which is 200% of the target award. The amounts mentioned under the target and maximum columns, respectively, are based on the base salary and LTIP targeted percentage applicable after the CNG Committee review in May 2018. There are no threshold performance levels set for these awards, but awards may fall below target or to zero, depending on performance.

(2)

These cash-based annual incentive awards are granted to our NEOs under our Omnibus Incentive Plan. Under the terms of our annual incentive program, each NEO could earn up to a maximum of 400% of his target award, if the performance goals for the period are exceeded and the individual performance score is also rated at maximum. While technically possible, we do not believe that such an award level would ever be achieved. The maximum level of award listed above is the maximum amount permitted to be paid in respect of that particular award under the terms of such award, subject to further limitations included in our Omnibus Incentive Plan. The amounts mentioned under the target and maximum columns, respectively, are based on the base salary and AIP targeted percentage applicable after the CNG Committee review in May 2018, except for Mr. De Bock whose base salary and AIP target percentage are not reviewed by the CNG Committee. Awards may fall below target or to zero, depending on performance. The actual amounts that were earned in respect of these awards for 2018 are listed in the Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation.”

(3)

This cash-based award relates to a three-year performance period, beginning on January 1, 2018, and ending on December 31, 2020. This award becomes payable, if at all, subject to Mr. Esculier’s continued employment during such period (except in the case of death or disability) and the achievement of pre-established performance objectives established by our CNG Committee. The maximum level of award listed above is the maximum amount permitted to be paid in respect of such award under the terms of such award. The award may fall below target or to zero, depending on performance.

The three elements (1), (2) and (3) cannot exceed $10m on a cumulative basis.

(4)

Grants of PSUs made to the NEOs as part of our annual equity awards under our long-term incentive plan under the Omnibus Incentive Plan. Each grant has three-year cliff vesting subject to the NEO’s continued employment with the company or subsidiary; however, the number of units distributed will depend on the three-year cumulative performance EPS achievement. The number of PSUs which can be earned in our plan can vary between 0—200% of the target units based on actual performance. Dividends are paid only on shares of common stock issued in settlement of vested PSUs. Additionally, our Omnibus Incentive Plan prohibits the payment of dividend equivalents on unvested PSUs.

(5)

These grants of RSUs were made to the NEOs as part of our annual equity awards under our long-term incentive plan under the Omnibus Incentive Plan. These grants will become vested, generally subject to the NEOs’ continued employment with the company or a subsidiary, in three equal installments on the first three anniversaries of the grant date. Holders of unvested RSUs may be entitled to dividend equivalents under our Omnibus Incentive Plan.This grant of RSUs was made to Mr. Fioroni as a sign-on grant upon his being hired by the company. This grant will become vested, generally subject to the NEO’s continued employment with the company or a subsidiary, in three equal installments on the first three anniversaries of the grant date.

(6)

This cash-based award relates to a three-year performance period, beginning on January 1, 2016, and ending on December 31, 2018 granted to Mr. Fioroni under the long-term incentive plan for officers and key employees of WABCO and based on the same terms and conditions as mentioned under footnote 1 above. Mr. Fioroni had a phase-in multiplier of 50% of the determined target award for this specific cycle.

(7)

This cash-based award relates to a three-year performance period, beginning on January 1, 2017, and ending on December 31, 2019 granted to Mr. Fioroni under the long-term incentive plan for officers and key employees of WABCO and based on the same terms and conditions as mentioned under footnote 1 above.

(8)

This grant of RSUs was made to Mr. Fioroni under the Omnibus Incentive Plan. This grant will become vested, subject to the NEOs’ continued employment with the company or a subsidiary, in three equal installments on the first three anniversaries of the grant date. Holders of unvested RSUs may be entitled to dividend equivalents under our Omnibus Incentive Plan.

(9)

This grant of RSUs was made to Mr. Fioroni under the Omnibus Incentive Plan. This grant has a three-year cliff vesting subject to the NEO’s continued employment with the company or subsidiary; however, the number of units distributed will depend on the three-year cumulative performance EPS achievement. The number of PSUs which can be earned in our plan can vary between 0—200% of the target units based on actual performance. Dividends are paid only on shares of common stock issued in settlement of vested PSUs. Additionally, our Omnibus Incentive Plan prohibits the payment of dividend equivalents on unvested PSUs.

(10)

This grant of RSUs was made to Mr. Brenneke under the Omnibus Incentive Plan. This grant will become vested on the third anniversary of the grant date subject to Mr. Brenneke’s continued employment with the company.

(11)

Fair market value is defined as the closing price reported on the principal national exchange on which WABCO’s common stock is listed for trading on the immediately preceding business day. This is a common method to determine fair market value for the purposes of these awards, and is an accepted method of establishing such value for federal income tax purposes.

(12)	Represents the grant date fair value of PSUs and RSUs, determined in accordance with ASC Topic 718, with payout at target.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding equity awards held by our NEOs on December 31, 2018.

	Number of Shares or Units of Stock - Unvested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(9)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(9)
Jacques Esculier	11,727	(1)	$1,258,776
	9,584	(2)	$1,028,747
	6,021	(3)	$646,294
				11,727	(8)	$1,258,776
				14,376	(9)	$1,543,120
				18,063	(10)	$1,938,882
Roberto Fioroni	4,962	(4)	$532,621
	4,150	(5)	$445,461
				4,150	(11)	$445,461
Nick Rens	1,422	(1)	$152,637
	1,453	(2)	$155,965
	913	(3)	$98,001
				1,422	(8)	$152,637
				2,179	(9)	$233,894
				2,737	(10)	$293,790
Lisa Brown	1,422	(1)	$152,637
	1,017	(2)	$109,165
	365	(3)	$39,179
				1,422	(8)	$152,637
				1,525	(9)	$163,694
				1,095	(10)	$117,537
Christian Brenneke	1,067	(1)	$114,532
	2,091	(6)	$224,448
	872	(2)	$93,600
	274	(3)	$29,411
				1,067	(8)	$114,532
				1,307	(9)	$140,293
				822	(10)	$88,233
Alexander De Bock	356	(1)	$38,213
	1,674	(7)	$179,687
	291	(2)	$31,236
	165	(3)	$17,711
				356	(8)	$38,213
				436	(9)	$46,800
				493	(10)	$52,919

(1)

Reflects RSUs related to WABCO common stock. These units vest at the rate of 33.3% per year with vesting dates of 2/21/19, 2/21/20 and 2/21/21, subject to the NEO’s continued employment with the company.

(2)	Reflects RSUs related to WABCO common stock. These units vest at the rate of 50% per year with vesting dates of 2/22/19 and 2/22/20, subject to the NEO’s continued employment with the company.

(3)	Reflects RSUs related to WABCO common stock. These units vested on 2/22/19.

(4)	Reflects RSUs related to WABCO common stock. These units vest at the rate of 33.3% per year with vesting dates 6/01/19, 6/01/20 and 6/01/21 subject to the NEO’s continued employment with the company.

(5)	Reflects RSUs related to WABCO common stock. These units vest at the rate of 33.3% per year with vesting dates 7/17/19, 7/17/20 and 7/17/21 subject to the NEO’s continued employment with the company.

(6)	Reflects RSUs related to WABCO common stock. These units will fully vest on 1/01/2021 subject to the NEO’s continued employment with the company.

(7)	Reflects RSUs related to WABCO common stock. These units will fully vest on 10/25/2020 subject to the NEO’s continued employment with the company.

(8)

Reflects unvested PSUs related to WABCO common stock. These units vest, if at all, on 2/21/2021, subject to the NEO’s continued employment and only if the company achieves certain goals related to cumulative performance earnings per share over the three-year period ending on 12/31/2020.

(9)

Reflects unvested PSUs related to WABCO common stock. These units vest, if at all, on 2/22/2020, subject to the NEO’s continued employment and only if the company achieves certain goals related to cumulative performance earnings per share over the three-year period ending on 12/31/2019.

(10)

Reflects PSUs related to WABCO common stock. The performance target for these PSUs was related to our three-year cumulative performance EPS for the 2016-2018 performance cycle. In February 2019, our CNG Committee certified the achievement of the PSU performance target at 144.2%. Accordingly, on February 22, 2019, our NEOs received shares of our common stock as follows: Mr. Esculier, 26,047 shares; Mr. Rens, 3,947 shares; Miss Brown, 1,579 shares; Mr. Brenneke, 1,186 shares; and Mr. De Bock, 711 shares.

(11)

Reflects unvested PSUs related to WABCO common stock. These units vest, if at all, on 7/17/2021, subject to the NEO’s continued employment and only if the company achieves certain goals related to cumulative performance earnings per share over the three-year period ending on 6/30/2021.

(12)	Values in this column are based on the closing price of a share of our common stock on December 31, 2018, the last trading day in 2018, i.e., $107.34.

Option Exercises and Stock Vested

The following table sets forth information about RSUs that vested in 2018.

	Stock Awards
	Number of shares acquired on vesting (#)(1)	Value realized on vesting ($)(2)
Jacques Esculier	23,029	$3,224,728
Roberto Fioroni	—	—
Nick Rens	3,971	$555,081
Lisa Brown	1,986	$254,671
Christian Brenneke	1,376	$192,950
Alexander De Bock	782	$109,253

During 2018, the NEOs did not exercise any options to purchase WABCO common stock.

(1)

Represents the gross number of shares acquired upon vesting of RSUs without deduction of any shares withheld to satisfy applicable tax obligations. The number reported in this column includes shares acquired upon vesting of RSUs and PSUs.

(2)

Represents the value of vested RSUs and PSUs calculated by multiplying the gross number of vested RSUs and PSUs by the closing trading price of a share of WABCO’s stock on the trading day immediately before the vesting date.

Nonqualified Deferred Compensation

The following table sets forth information about deferred compensation benefits accrued by our NEOs in 2018:

	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Jacques Esculier	—	—	$8,314	—	$572,015
Roberto Fioroni	—	—	—	—	—
Nick Rens(1)	$285,336	—	$6,945	—	$1,283,883
Lisa Brown	—	—	—	—	—
Christian Brenneke	—	—	—	—	—
Alexander De Bock(1)	$81,360	—	$556	—	$174,720

(1)

Messrs. De Bock and Rens, who were employed in our Belgian subsidiary, elected to participate in a nonqualified deferred compensation plan where they contributed half of their AIP award earned for the year 2017. The nonqualified deferred compensation plan was implemented in 2008 and is available to all senior executives in Belgium. Participants may contribute up to half of their annual bonus and the balance in the plan is distributed to participants upon reaching retirement age.

Other Retirement Plans

Messrs. Esculier, Fioroni, Rens, Brenneke, De Bock and Ms. Brown participated in our Belgian group insurance plans which include retirement in the form of a defined contribution plan.

Potential Post-Employment Payments

Severance Arrangements

Messrs. Esculier, Fioroni, Rens, Brenneke, De Bock and Ms. Brown would have been entitled to severance payments in the event their employment was involuntarily terminated by us without cause or they terminated their employment with us for good reason (as defined below) on December 31, 2018. Mr. Esculier would be paid a lump sum amount equal to two times his annual base salary at the time of termination, plus two times his then-current annual incentive target award. Messrs. Fioroni, Rens, Brenneke, De Bock and Ms. Brown would be paid a lump sum amount equal to one and one-half times—one point two times in the case of Mr De Bock—their annual base salary at the time of termination, plus one and one-half times—one point two times in the case of Mr De Bock—their then-current annual incentive target award. In addition, group insurance and group medical coverage would be continued for up to 18 months (24 months, in the case of Mr. Esculier) following termination and reimbursement of financial planning services of up to $5,000 would be provided if such expenses are submitted within one year of termination of employment.

Payment of some or all of these amounts to an executive subject to U.S. taxation on compensation income may be delayed for six months following a participant’s termination, or the period over which welfare benefits are provided may be shortened, to the extent required to avoid subjecting the participant to additional taxes or accelerated income recognition under Section 409A of the Internal Revenue Code. These contractual severance benefits would be offset by any statutory entitlements to which any of the NEOs may become entitled under applicable law. The terms “good reason” and “cause” as referenced herein have the same meaning as in the Change of Control Severance Plan described below. These severance payments and benefits would not be payable in the event Messrs. Esculier, Fioroni, Rens, Brenneke, De Bock and Ms. Brown are entitled to benefits under the Change of Control Severance Plan in connection with their termination of employment.

Severance Benefits as of December 31, 2018

The table below illustrates the estimated amount of severance benefits and the value of continued welfare benefits that would have been payable to each of Messrs. Esculier, Fioroni, Rens, Brenneke, De Bock and

Ms. Brown if his or her employment had been terminated by the company without cause or if such officer had terminated his employment for good reason under the agreements described above on December 31, 2018, and assuming that such terminations occurred prior to the occurrence of a change of control. The actual amounts payable in the event that any of the NEOs below incurred a qualifying termination would likely be different from the amounts shown below, depending on such NEO’s then-current compensation at the date of termination.

	Cash Severance Benefits(1)	Value of Continued Welfare Benefits and Financial Planning Reimbursement(2)	Total Value of Termination Benefits Payable
Jacques Esculier	$7,620,000	$731,099	$8,351,099
Roberto Fioroni	$1,122,000	$150,816	$1,272,816
Nick Rens	$1,033,530	$144,817	$1,178,347
Lisa Brown	$2,984,000	$99,518	$3,083,518
Christian Brenneke	$635,250	$79,865	$715,115
Alexander De Bock	$374,443	$52,840	$427,283

(1)

Column (1) reflects, for Mr. Esculier, two times annual base salary as of December 31, 2018, plus two times the AIP target as of December 31, 2018, plus the target amount ($3 million) under the special cash LTIP award; for Mr. De Bock, 1.2 times annual base salary as of December 31, 2018, plus 1.2 times the AIP target as of December 31, 2018; for Ms. Brown, one and one-half times annual base salary as of December 31, 2018, plus one and one-half times the AIP target as of December 31, 2018, plus the $2 million retention award that vests in July 2019; and, for our other NEOs, one and one-half times annual base salary as of December 31, 2018, plus one and one-half times the AIP target as of December 31, 2018.

(2)

Column (2) reflects, for Mr. Esculier, the estimated value of company-provided group insurance plan and group medical coverage for two years and reimbursement of financial planning services of up to $5,000 for one year, for Mr. De Bock, the estimated value of company-provided group insurance plan and group medical coverage for 1.2 years and reimbursement of financial planning services of up to $5,000 for one year and for our other NEOs, the estimated value of company-provided group insurance plan and group medical coverage for 18 months and reimbursement of financial planning services of up to $5,000 for one year.

(3)	For Mr. De Bock the interim bonuses have not been taken in consideration for the calculation of the cash severance benefits.

Change of Control Severance Plan and Omnibus Incentive Plan

A group of approximately twenty key executives of the company, including our current NEOs, participate in the WABCO Change of Control Severance Plan. Under the Change of Control Severance Plan, participants are entitled to severance benefits and company-paid outplacement services in the event their service with the company is involuntarily terminated by us (or any successor to us) without cause or they terminate their service with the company for good reason, in each case, within twenty-four months after the occurrence of a change of control of the company. Under these circumstances, Messrs. Esculier and Fioroni and Ms. Brown would be paid a lump sum amount equal to three times their annual base salary at the time of termination, plus three times their then-current annual incentive target award. Messrs. Rens and Brenneke would be paid a lump sum amount equal to two times their respective annual base salary at the time of termination or departure, plus two times their then-current annual incentive target award. In addition, group insurance and group medical coverage will be continued for up to thirty-six months for Messrs. Esculier and Fioroni and Ms. Brown, and twenty-four months for other executive participants, including Messrs. Rens and Brenneke. All our active NEOs are also eligible to receive reimbursement of financial planning services of up to $5,000 if such expenses are submitted within one year of the executive’s termination of service with the company. Payment of some or all of these amounts may be delayed for six months following the termination of an officer’s service with the company, or the period over which welfare benefits are provided to the executives may be shortened, to the extent required to avoid subjecting the executive to additional taxes or accelerated income recognition under Section 409A of the Internal Revenue Code. These contractual severance benefits will be offset by any statutory entitlements to which any of the executives, including the NEOs, may become entitled under applicable law. We do not provide for excise tax gross-up payments under our Change of Control Severance Plan.

For purposes of the entitlement to severance benefits under the Change of Control Severance Plan, “cause” means a participant’s (1) willful and continued failure to substantially perform his or her duties with the company or any subsidiary after a demand for substantial performance is made identifying the manner in which it is believed that such participant has not substantially performed his or her duties and such participant is provided a period of thirty (30) days to cure such failure, (2) conviction of, or plea of nolo contendere to, a felony, or (3) the willful engaging by such participant in gross misconduct materially and demonstrably injurious to the company or any subsidiary or to the trustworthiness or effectiveness of the participant in the performance of his or her duties. Under the Change of Control Severance Plan, “good reason” is defined to mean the occurrence of any of the following events, without the written consent of the participant, so long as the participant actually terminates service with the company within 90 days of the occurrence of such event:

1.	an adverse change in the participant’s position or status as an executive or a material diminution in the participant’s duties, authority, responsibilities or status;

2.	relocation of the participant’s principal place of service with the company to a location more than 30 miles away from the participant’s prior principal place of service with the company;

3.	a reduction in the participant’s base salary;

4.

the taking of any action by the company or a subsidiary that would substantially diminish the aggregate projected value of such participant’s award opportunities under the incentive plans in which he or she was participating; or

5.

the taking of any action that would substantially diminish the aggregate value of the benefits provided to the participant under the medical, health, accident, disability, life insurance, thrift and retirement plans in which he or she was participating (unless resulting from a general change in benefits applicable to all similarly-situated employees).

However, a participant may not terminate his or her service with the company for good reason on account of any of the events or actions described in items 3, 4 and 5 above, if such event or action is part of a cost savings program and any adverse consequences for the executive of such events or action applies proportionately to all similarly-situated executives.

Our annual incentive and long-term cash-based incentive awards vest upon a change in control based on calculation of actual performance during the performance period until the change in control. PSUs are earned and vest at the “target” level of performance upon a change of control. Our Omnibus Incentive Plan includes double trigger default vesting provisions for all equity awards granted on or after January 1, 2017.

For purposes of the Change of Control Severance Plan and the Omnibus Incentive Plan, a “change of control” is defined to include the occurrence of any of the following events:

(i) a person (other than WABCO, any of its subsidiaries or any employee benefit plan maintained by WABCO or any of its subsidiaries) is or becomes the beneficial owner, directly or indirectly, of securities of the company representing 20% or more of the combined voting power of WABCO’s then-outstanding securities (or 25% to the extent that, prior to meeting the 20% threshold, the non-management members of our Board unanimously adopt a resolution consenting to such acquisition by such beneficial owners);

(ii) during any consecutive 24-month period, individuals who at the beginning of such period constitute our Board, together with those individuals who first become directors during such period (other than by reason of an agreement with WABCO or our Board in settlement of a proxy contest for the election of directors) and whose election or nomination for election to our Board was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

(iii) the consummation of any merger, consolidation, recapitalization or reorganization involving WABCO, other than any such transaction immediately following which the persons who were the beneficial owners of the outstanding voting securities of WABCO immediately prior to such transaction are the beneficial owners of at least 55% of the total voting power represented by the voting securities of the entity surviving such transaction or the ultimate parent of such entity in substantially the same relative proportions as their ownership of WABCO’s voting securities immediately prior to such transaction; provided that, such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such threshold (or to preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of WABCO, such surviving entity, any subsidiary or any subsidiary of such surviving entity;

(iv) the sale of substantially all of the assets of WABCO to any person other than any subsidiary or any entity in which the beneficial owners of the outstanding voting securities of WABCO immediately prior to such sale are the beneficial owners of at least 55% of the total voting power represented by the voting securities of such entity or the ultimate parent of such entity in substantially the same relative proportions as their ownership of WABCO’s voting securities immediately prior to such transaction; or

(v) the shareholders of WABCO approve a plan of complete liquidation or dissolution of WABCO.

Pending Transaction

As previously announced, on March 28, 2019, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ZF Friedrichshafen AG (“ZF”) and Verona Merger Sub Corp., an indirect wholly owned subsidiary of ZF, whereby ZF will acquire 100% of the issued and outstanding shares of WABCO. Shareholders of record will have an opportunity to vote on the Merger Agreement at a special meeting of shareholders to be held at a later date. The proxy statement that will be filed with the SEC in connection with the merger will identify potential change in control payments to our named executive officers in connection with the merger. The payments that will be identified in the proxy statement relating to the merger will differ from the information set forth below due to different disclosure requirements, time periods and assumptions. The actual payments named executive officers will receive, if any, will differ from the information set forth in the proxy statement relating to the merger and from what is set forth below.

Change of Control Benefits as of December 31, 2018

The table set forth below illustrates the amount that would be payable to each of our current NEOs under the Change of Control Severance Plan and the Omnibus Incentive Plan in the event that a change of control occurred on December 31, 2018, a qualifying termination occurred on or within twenty-four months after such change of control, all then outstanding stock options and restricted stock units became fully vested and the performance stock units vested based on achieving the target level of performance. The amounts listed in the table below are only estimates of the amounts that would have been payable in the event that a change of control had occurred on December 31, 2018, based on the assumptions described in this section. The actual amounts payable in the event that a change of control does occur will be more or less than the amounts shown below, depending on the actual terms and conditions of any such event and the facts and circumstances actually prevailing at the time of such event. Thus, the actual amount payable in the event of a change of control could be significantly greater or less than the estimated amounts shown in the table below.

	Total Value of Termination Benefits Payable (b)(1)	Total Value of Equity Acceleration (c)(2)	Total Value of Incentive Award Acceleration (d)(3)	Total Value of Benefits Payable Due to a Change of Control (e)(4)(5)
Jacques Esculier	$8,024,148	$7,674,595	$8,020,033	$23,718,776
Roberto Fioroni(6)	$2,540,631	$1,423,543	$725,736	$4,689,910
Nick Rens	$1,569,463	$1,086,925	$902,367	$3,558,755
Lisa Brown	$2,162,036	$734,850	$2,759,873	$5,656,759
Christian Brenneke	$951,821	$805,050	$500,596	$2,257,467
Alexander De Bock(7)	$708,806	$404,779	$93,033	$1,206,618

(1)	For the purposes of this table, base salary as of December 31, 2018, was used for all the NEOs.

For Messrs. Esculier and Fioroni and Ms. Brown, these amounts reflect three times annual base salary as of December 31, 2018, plus three times the annual incentive plan target as of December 31, 2018, and the estimated value of company-provided group insurance plan and group medical coverage for three years and reimbursement of financial planning services up to $5,000 for one year.

For Messrs. Rens, Brenneke and De Bock, this amount reflects two times annual base salary as of December 31, 2018, plus two times the annual incentive plan target as of December 31, 2018, and the estimated value of company-provided group insurance plan and group medical coverage for two years and reimbursement of financial planning services up to $5,000 for one year.

All participants in the Change of Control Severance Plan are eligible for company-paid outplacement services. The value of such benefits is not currently known and therefore not included in these estimates.

(2)

These estimates include, (i) in the case of stock options, the difference between the change in control stock price and the applicable exercise price multiplied by the total number of outstanding stock options, (ii) in the case of RSUs, the change in control stock price multiplied by the total number of RSUs and (iii) in the case of PSUs, the change in control stock price multiplied by the target number of PSUs, except that the PSUs granted before the amendment and restatement of the Omnibus Incentive Plan are included at 95% because only a pro-rated portion of those awards vests. The number of unvested stock options, the number of outstanding RSUs, and the number of outstanding PSUs at target are represented in the “Number of Securities Underlying Unexercised Options—Unexercisable (#),” the “Number of Shares or Units of Stock—Unvested (#)”, and the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested” columns, respectively, of the Outstanding Equity Awards at Fiscal Year-End table. The estimates in this column were calculated assuming that the price paid for the company’s common stock in connection with the assumed change of control was $107.34, which was the closing price of a share of company stock on December 31, 2018, the last trading day of 2018.

(3)

Column (d) represents the actual AIP and LTIP cash awards for performance cycles concluding on December 31, 2018, and the pro-rata cash awards for LTIP performance cycles in-progress as of December 31, 2018.

For Mr. Esculier, these amounts represent $1,540,000, $1,776,500, $1,323,667 and $379,866 for the 2018 AIP, 2016-2018, 2017-2019 and 2018-2020 long-term incentive plan performance cycles, respectively. For Mr. Esculier column (d) also represents the target amount ($3 million) under the special cash LTIP award.

For Mr. Fioroni, these amounts represent $318,780, $159,885, $178,695 and $68,376 for the 2018 AIP, 2016-2018, 2017-2019 and 2018-2020 long-term incentive plan performance cycles, respectively.

For Mr. Rens, these amounts represent $342,585, $281,202, $215,858 and $62,722 for the 2018 AIP, 2016-2018, 2017-2019 and 2018-2020 long-term incentive plan performance cycles, respectively.

For Ms. Brown, these amounts represent $297,045, $219,506, $186,917 and $56,405 for the 2018 AIP, 2016-2018, 2017-2019 and 2018-2020 long-term incentive plan performance cycles, respectively, plus the $2 million retention award that vests in July 2019.

For Mr. Brenneke, these amounts represent $153,065, $169,856, $136,523 and $41,152 for the 2018 AIP, 2016-2018, 2017-2019 and 2018-2020 long-term incentive plan performance cycles, respectively.

For Mr. De Bock, these amounts represent $93,033 for the 2018 AIP.

(4)	Sum of (b) through (d).

(5)

These amounts may be subject to reduction in order to maximize the net after-tax benefit to an executive who is subject to U.S. taxes on his WABCO compensation and benefits. As mentioned under “Payments upon Severance or Change of Control” in the Compensation Discussion and Analysis section of this proxy statement, the company removed the excise tax gross-up payment provisions included in the Change of Control Severance Plan, effective as of January 1, 2012.

(6)	Mr. Fioroni resigned from his position as CFO effective April 1, 2019 and, as of that date, he is no longer entitled to any payments under our Change of Control Severance Plan.

(7)	For Mr. De Bock, the interim bonuses have not been taken in consideration for the calculation of the Value of Benefits Payable Due to a Change of Control.

EQUITY COMPENSATION PLANS

The following table sets forth certain information regarding WABCO’s equity compensation plans as of December 31, 2018:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants, Rights and RSUs		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	407,911	(1)	$36.05	(2)	2,669,703
Equity compensation plans not approved by security holders	—				88,762	(3)
Total	407,911				2,758,465

(1)	Includes options to purchase 63,592 shares of common stock, 164,504 RSUs and 179,815 PSUs granted under our Omnibus Incentive Plan. The options have a weighted average remaining term of 2.1 years.

(2)	Represents the weighted average exercise price of outstanding options and does not take into account RSUs or PSUs.

(3)

Represents shares remaining available for issuance under the Deferred Compensation Plan. For information regarding the material terms of the Deferred Compensation Plan, please see “Director Compensation—Deferred Compensation Plan.”

PROPOSAL 3—SHAREHOLDER APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Act enables the company’s shareholders to vote to approve, on an advisory and non-binding basis, the compensation of the company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules. The company holds an advisory vote on executive compensation each year at the annual meeting of shareholders.

As we discuss in the “Compensation Discussion and Analysis,” our executive compensation program is intended to deliver competitive total compensation upon achievement of performance objectives and has been developed consistent with our strategy to attract, motivate and develop leaders who will drive the creation of shareholder value. Our executive compensation is discussed in further detail under “Compensation Discussion and Analysis” and “Executive Compensation,” which includes information about the 2018 compensation of our named executive officers.

The company is asking its shareholders to indicate their support for the compensation paid to the company’s named executive officers. This proposal is not intended to address any specific item of compensation, but rather the overall compensation of the company’s named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, the company is asking its shareholders to vote FOR the following resolution at the Annual Meeting.

“RESOLVED, that the company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s proxy statement for the 2019 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC.”

The vote on executive compensation is advisory, and therefore not binding; however, the CNG Committee will consider the outcome of the vote when considering future executive compensation arrangements.

Recommendation

The Board of Directors unanimously recommends that shareholders vote FOR Proposal 3, the advisory approval of the compensation paid to the company’s named executive officers, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules.

CEO PAY RATIO

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median of the annual total compensation of our employees (excluding our CEO), the annual total compensation of our principal executive officer, Mr. Esculier, and the ratio of these two amounts. Because the SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, to apply certain exclusions and to make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported.

Background

WABCO is a global company with presence in various regions of 40 countries. When identifying the median employee we took into account employees from all our locations employed by us or our subsidiaries active at the company on November 21, 2017. As of November 21, 2017, our employee population consisted of approximately 13,700 individuals, of which approximately 1,300 or 10% were working in the United States, 12,400 or 90% were working outside of the United States. More than 8,000 or 60% of our employees located outside the US are employed in locations where the cost of living is significantly below the United States including emerging markets such as Brazil, China, India, Poland and Russia.

Methodology

Our company did not have any material changes in 2018 to our population or compensation programs that would materially impact our CEO pay ratio disclosure. As per SEC guideline we will therefore keep the same median employee identified in 2017 for our 2018 pay ratio disclosure.

As permitted under SEC rules, we used the following compensation elements to determine our median employee:

•	Base Salary: Annualized salary rates for full-time salaried employees and hourly pay rates and scheduled annual hours for hourly employees as reasonable estimates of base pay earned in 2017.

•	Annual Incentives paid in 2017 such as: Corporate Bonus (AIP), Local Bonuses and Commissions.

•	Long-Term Incentives such as: long-term cash incentives paid in 2017 and equity grants made during 2017 based on the grant date value.

The compensation elements reported above have been converted from local currency into USD with the WABCO exchange rates available on the cut date (November 21, 2017).

Pay Ratio

The median employee’s 2018 compensation was calculated consistent with the way Mr. Esculier’s total compensation has been determined in the Summary Compensation Table. We determined that the median employee has a compensation of $51,273 and we compared it to Mr. Esculier’s 2018 compensation to determine the CEO pay ratio as follows:

CEO Annual Compensation	$8,080,720

Median Employee Annual Compensation	$51,273

CEO to Median Employee Pay Ratio	157.6

We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described above.

DIRECTOR COMPENSATION

The CNG Committee recommends to the full Board of Directors the compensation of the company’s non-management directors, including the amount of equity awards that should be granted annually to such directors. The Board of Directors must approve any change to the compensation payable to the company’s non-management directors, whether in the form of cash or equity awards. The Board of Directors has responsibility for administering the Omnibus Incentive Plan in respect of the company’s non-management directors. Neither the CNG Committee nor the Board of Directors has delegated any of its responsibilities regarding the compensation of the company’s non-management directors.

The CNG Committee periodically reviews the aggregate compensation payable to the company’s non-management directors to determine that the level of equity awards made under the Omnibus Incentive Plan and the amount of cash compensation payable in respect of the annual retainer fee, the meeting attendance fees, the fees for service as a chair of the standing committees of the Board and the fees for our Lead Director continue to be appropriate and consistent with the practices generally applicable at public companies of comparable size and in similar industries. As part of this review, the CNG Committee considers whether the allocation between cash and equity-based compensation continues to be appropriate. In connection with its review, the CNG Committee may request from time to time that the independent executive compensation consultant retained by the CNG Committee, PM, review the pertinent data and advise on the competitiveness and appropriateness of the company’s compensation arrangements for its non-management directors. The CNG Committee also seeks input from the current Chairman and Chief Executive Officer and Chief Human Resources Officer of the company with respect to any recommendations that it may make regarding changes to the compensation program for non-management directors, but no other executive officer has any substantive role in the setting of such compensation.

2018 Director Compensation Program

Under the 2018 director compensation program, each non-management director, except Mr. Montupet, was paid an annual retainer of $195,000, of which $80,000 was paid in cash on a quarterly basis. The remaining $115,000 was paid in the form of deferred stock units (“DSUs”). Our Lead Director is usually entitled to receive an annual retainer of $215,000, of which $100,000 is paid in cash on a quarterly basis and the remaining $115,000 is paid in the form of DSUs. The Chairs of the Audit and CNG Committees received additional annual retainers of $15,000.

All non-management directors received $1,500 per day for attendance at in-person Board or committee meetings and $750 for attendance at telephonic Board or committee meetings (or for attending in-person meetings by telephone). Directors were also reimbursed for reasonable expenses incurred to attend meetings.

Equity Retainer—Deferred Stock Units

All our non-management directors received the equity portion of their annual retainer during 2018 in the form of fully vested DSUs. The DSUs were granted at the 2018 Annual Meeting of Shareholders and were based on the closing price of the company’s common stock on the trading day preceding the Annual Meeting of Shareholders. Each DSU provides a non-management director the right to the issuance of a share of our common stock, within ten days after the earlier of the director’s death or disability, the 13-month anniversary of the grant date or the director’s separation from service. Our non-management directors may choose to defer the receipt of shares for five or more years. A non-management director may not elect to accelerate the issuance of stock from a DSU. DSUs that will be provided to our non-management directors for the 2019 fiscal year will be granted in the same manner as in 2018.

All equity granted to our non-management directors is issued under the company’s Omnibus Incentive Plan.

Deferred Compensation Plan

The Board of Directors adopted the WABCO Holdings Inc. Deferred Compensation Plan in December 2007. While the Deferred Compensation Plan is by its terms open to all non-management directors and executive officers, the Board has determined that only non-management directors will currently be entitled to participate in the Deferred Compensation Plan. The Deferred Compensation Plan permits the non-management directors to defer receipt of all or part of the cash portion of their retainer, meeting fees and any other amounts specified under the plan into either an interest-bearing account or notional shares of WABCO common stock, as elected by the participant at the time he or she makes the election to defer the compensation. Once allocated to the interest account or the stock account, a participant may not change the manner in which the amounts deferred are deemed invested. The Deferred Compensation Plan provides that the company may also make discretionary contributions (including discretionary matching contributions) in addition to the amounts electively deferred by a participating non-management director. No discretionary matching contributions have been made on behalf of non-management directors since the Spin-off. None of our non-management directors elected to participate in 2018.

Director Stock Ownership Guidelines

Under our stock ownership guidelines, our non-management directors are required to own shares of our common stock with a value equal to five times their annual cash retainer fees. The chair retainers are not counted towards the required ownership targets, except for the Lead Director’s premium. The guidelines provide that our non-management directors have until January 1, 2016, or five years from the date of becoming a non-management director, whichever is later, to attain such ownership levels. As of March 1, 2019, all non-management directors were in compliance with the stock ownership guidelines based on 2018 compensation levels, taking into account the grace period for compliance for two directors who have joined the Board since July 2015. See “Compensation Discussion and Analysis—Executive Stock Ownership” for a description of our stock ownership guidelines for our executives.

Other Benefits

Our non-management directors are reimbursed for travel and other expenses incurred in the performance of their duties and are indemnified to the fullest extent allowed under applicable law. We do not provide perquisites to our directors.

Director Compensation Table

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
G. Peter D’Aloia	$101,406	$115,000	$216,406
Juergen W. Gromer	$122,310	$115,000	$237,310
Henry R. Keizer	$115,250	$115,000	$230,250
Jean-Paul Montupet	$125,832	$115,000	$240,832
Mary L. Petrovich	$93,835	$115,000	$208,835
D. Nick Reilly	$116,724	$115,000	$231,724
Michael T. Smith	$104,815	$115,000	$219,815
Thomas S. Gross	$114,526	$115,000	$229,526

(1)

Reflects the grant date fair value of the awards as determined in accordance with ASC Topic 718. The amounts represent grants of deferred stock units that are paid in shares of our common stock and calculated based on the number of shares granted multiplied by the closing price per share of our common stock on the day prior to the date of grant. The amounts do not reflect the actual amounts that may be realized by the directors.

COMMON STOCK OWNERSHIP OF OFFICERS, DIRECTORS

AND SIGNIFICANT SHAREHOLDERS

Ownership of Common Stock by Directors and Executive Officers

The following table sets forth, as of April 5, 2019, beneficial ownership of WABCO common shares by each executive officer named in the Summary Compensation Table in this proxy statement, each director or director nominee, and by all directors and executive officers as a group. Unless otherwise indicated, each beneficial owner had sole voting and investment power with respect to the common stock held.

Name of Beneficial Owner	Shares Beneficially Owned		Shares that May be Acquired Within 60 Days		Total	Percent of Class(1)
G. Peter D’Aloia	17,746	(2)(3)	5,756	(4)	23,502	*
Christian Brenneke	4,565		—		4,565	*
Lisa Brown	4,251		—		4,251	*
Alexander De Bock	1,059		—		1,059	*
Jacques Esculier	210,381		—		210,381	*
Roberto Fioroni	—		1,654		1,654	*
Juergen W. Gromer	6,371	(2)	901		7,272	*
Thomas S. Gross	2,548		901		3,449	*
Henry R. Keizer	2,864		901		3,765	*
Jean-Paul Montupet	1,050		6,044		7,094	*
D. Nick Reilly	3,224		901		4,125	*
Nick Rens	6,727		—		6,727	*
Michael T. Smith	15,498	(2)	901		16,399	*
All current directors and executive officers of the company as a group (14 persons)(5)	282,516		16,305		298,821	*

*	Less than 1%.

(1)	As of April 5, 2019, we had 51,231,627 shares of our common stock outstanding.

(2)

The number of shares shown for certain directors in the table above includes shares allocated to their accounts in the outside directors trust established by the company for the non-management directors. Under the outside directors’ trust, a trust account holds shares of common stock for each participating non-management director. The shares are voted by the trustee of the trust on behalf of each participating director in accordance with the director’s instructions. The trust shares do not vest to direct ownership while the director is in office. Shares held in this trust are as follows: Mr. D’Aloia, 5,405; Mr. Gromer, 5,402; and Mr. Smith, 5,402. In July 2009, the company’s Board of Directors voted to discontinue the use of the outside directors’ trust.

(3)	The number of shares shown for Mr. D’Aloia in the table above includes 11,372 shares held by a charitable foundation controlled by Mr. D’Aloia.

(4)	Includes 1,508 deferred shares allocated under the company’s Deferred Compensation Plan.

(5)	The numbers of shares shown on this line do not include shares held by Ms. Petrovich, who left the company, and Mr. De Bock and Mr. Fioroni, who are no longer executive officers of the company.

Ownership of Common Stock by Certain Significant Shareholders

As of April 5, 2019, unless otherwise indicated below, the following are beneficial owners of more than 5% of our outstanding common stock:

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class(1)
EdgePoint Investment Group Inc.(2) - 150 Bloor Street West, Suite 500, Toronto, Ontario M5S 2X9, Canada	4,672,374	9.12%
The Vanguard Group(3) - 100 Vanguard Blvd., Malvern, PA 19355	4,497,949	8.78%
FPR Partners, LLC(4) - 199 Fremont Street, Suite 2500 San Francisco, CA 94105	3,983,739	7.78%
FMR LLC(5) - 245 Summer Street, Boston, Massachusetts 02210	3,874,508	7.56%
Kayne Anderson Rudnick Investment Management LLC(6) - 1800 Avenue of the Stars, 2nd Floor, Los Angeles, CA 90067	2,882,524	5.63%
BlackRock, Inc.(7) - 55 East 52nd Street, New York, NY 10055	2,647,232	5.17%

(1)	As of April 5, 2019, we had 51,231,627 shares of our common stock outstanding.

(2)

In a Schedule 13G filed on February 13, 2019, EdgePoint Investment Group Inc. reported that, as of December 31, 2018, it was deemed, pursuant to Rule 13d-1 of the Securities Exchange Act of 1934, as amended, to have shared voting power and shared dispositive power with respect to the 4,672,374 shares reported in the table above, by virtue of the fact that it is the investment manager to, and exercises investment discretion with respect to the Common Stock directly owned by, a number of private investment funds and mutual fund trusts.

(3)

In an amended Schedule 13G filed on February 11, 2019, The Vanguard Group reported that, as of December 31, 2018, it was deemed, pursuant to Rule 13d-1 of the Securities Exchange Act of 1934, as amended, to hold sole voting power with respect to 39,474 of the shares reported in the table above, shared voting power with respect to 9,355 of the shares reported in the table above, sole dispositive power with respect to 4,451,876 of the shares reported in the table above and shared dispositive power with respect to 46,073 of the shares reported in the table above, by virtue of the fact that it is the parent company of a group of investment companies.

(4)

In a Schedule 13G filed on February 14, 2019, FPR Partners, LLC, on behalf of itself, Andrew Raab and Bob Peck (both Senior Managing Members of FPR Partners, LLC) reported that, as of December 31, 2018, it was deemed, pursuant to Rule 13d-1 of the Securities Exchange Act of 1934, as amended, to have sole voting power and sole dispositive power with respect to the 3,983,739 shares reported in the table above, by virtue of the fact that it is the investment manager to, and exercises investment discretion with respect to the Common Stock directly owned by, a number of investment funds.

(5)

In an amended Schedule 13G filed on February 13, 2019, FMR LLC reported on behalf of itself and Abigail P. Johnson (who, along with members of the Johnson family, may be deemed a controlling group with respect to FMR LLC) that, as of December 31, 2018, it was deemed, pursuant to Rule 13d-1 of the Securities Exchange Act of 1934, as amended, to have sole voting power with respect to the 246,873 of the shares reported in the table above, and sole dispositive power with respect to the 3,874,508 shares reported in the table above.

(6)

In a Schedule 13G filed on February 13, 2019, Kayne Anderson Rudnick Investment Management LLC reported that, as of December 31, 2018, it was deemed, pursuant to Rule 13d-1 of the Securities Exchange Act of 1934, as amended, to hold sole voting power with respect to 1,898,548 of the shares reported in the table above, shared voting power with respect to 983,976 of the shares reported in the table above, sole dispositive power with respect to 1,898,548 of the shares reported in the table above and shared dispositive power with respect to 983,976 of the shares reported in the table above, by virtue of the fact that it is the parent company of a group of investment companies.

(7)

In a Schedule 13G filed on February 8, 2019, BlackRock, Inc. reported that, as of December 31, 2018, it was deemed, pursuant to Rule 13d-1 of the Securities Exchange Act of 1934, as amended, to hold sole voting power with respect to 2,298,036 of the shares reported in the table above and sole dispositive power with respect to 2,647,232 of the shares reported in the table above.

OTHER MATTERS

Shareholder Proposals and Director Nominations for the 2020 Annual Meeting of Shareholders

Proposals and Director Nominations for Inclusion in the Proxy Statement. Under the rules of the SEC, if a shareholder wants to include a proposal for consideration in our proxy statement and proxy card at our 2020 Annual Meeting of Shareholders, the proposal must be received at our executive offices located at 1220 Pacific Drive, Auburn Hills, Michigan 48326-1589no later than December 20, 2019. The proposal should be sent to the attention of the Secretary of the company.

In May 2018, we amended our by-laws to implement “proxy access,” which allows a shareholder or group of shareholders meeting certain conditions to nominate directors for election at annual meetings of shareholders using our proxy statement. This provision allows a shareholder, or group of up to 20 shareholders, to nominate up to two director candidates or, if greater, up to 20% of the number of directors then serving on our Board of Directors, if the shareholder or group has owned continuously for at least three years a number of shares equal to at least three percent of our outstanding common stock measured as of the date we receive the nomination.

If you intend to include a director nomination for consideration in our proxy statement and proxy card at our 2020 Annual Meeting of Shareholders, you must comply with the procedures outlined in our by-laws, including notifying us in writing of your intention to nominate a director, along with the information required by the company’s by-laws and the proxy rules of the SEC, on or after November 20, 2019, but not later than December 20, 2019. In the event that the date of the 2020 Annual Meeting of Shareholders is changed by more than 30 days from the anniversary date of the Annual Meeting, such notice must be received not earlier than 120 calendar days prior to the 2020 annual meeting and not later than 90 calendar days prior to the 2020 annual meeting, or, if later, 10 calendar days following the date on which public announcement of the date of the 2020 annual meeting is first made.

Any person considering submission of a nomination to be considered at a shareholder meeting should carefully review our by-laws. We will not entertain any proposals or nominations at the 2020 Annual Meeting of Shareholders that do not meet these requirements. The by-laws are available upon request, free of charge, from our executive offices located at 1220 Pacific Drive, Auburn Hills, Michigan 48326-1589, Attention: Corporate Secretary.

Proposals and Director Nominations to be Offered at an Annual Meeting. Under our by-laws, and as permitted by the rules of the SEC, certain procedures are provided which a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting if such matter is not intended to be considered for inclusion in the proxy statement. These procedures provide that director nominations and/or proposals relating to another item of business to be introduced at an annual meeting of shareholders must be submitted in writing by certified mail to the Chief Legal Officer and Company Secretary of the company at our executive offices located at 1220 Pacific Drive, Auburn Hills, Michigan 48326-1589. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2020 Annual Meeting no later than March 1, 2020 and no earlier than January 31, 2020. In addition, nominations for a non-incumbent director must be accompanied by information concerning the proposed nominee, including such information as is required by the company’s by-laws and the proxy rules of the SEC.

Nominations Submitted to the CNG Committee. In addition, the CNG Committee will consider candidates proposed by shareholders to be director nominees. Shareholders wishing to recommend a director candidate for consideration by the CNG Committee should provide the name of any recommended candidate for director, together with a brief biographical sketch, a document indicating the candidate’s willingness to serve, if elected, and evidence of the nominating shareholder’s ownership of company stock to the attention of the Chief Legal Officer and Company Secretary of the company at 1220 Pacific Drive, Auburn Hills, Michigan 48326-1589.

The CNG Committee’s policy is to evaluate director nominees proposed by shareholders in the same manner that all other director nominees are evaluated. See “Governance— Compensation Nominating and Governance Committee.”

Multiple Shareholders Sharing the Same Address

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards.

We will deliver promptly upon written or oral request a separate copy of the 2018 Annual Report and proxy statement or Notice to any stockholder who received these materials at a shared address. If you and other shareholders of record participate in householding and wish to receive a separate copy of the 2018 Annual Report or this proxy statement, or if you wish to receive separate copies of future annual reports and/or proxy statements, please contact our Investor Relations Department by telephone at +322 663 98 00 or in writing at 1220 Pacific Drive, Auburn Hills, Michigan 48326-1589.

If you and other shareholders of record with whom you share an address currently receive multiple copies of annual reports and/or proxy statements, or if you hold stock in more than one account and, in either case, you wish to receive only a single copy of the annual report or proxy statement for your household, please contact our Investor Relations Department at the telephone number or address above.

If you are a beneficial owner, you can request additional copies of the annual report and proxy statement or you may request householding information from your bank, broker or nominee.

Electronic Access to Proxy Statement and Annual Report

This proxy statement and the 2018 Annual Report are available on the company’s web site at www.wabco- auto.com. Instead of receiving paper copies of the annual report and proxy statement in the mail, shareholders can elect to receive an e-mail that will provide an electronic link to these documents. Choosing to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site.

Shareholders of Record. Shareholders of record can choose to receive materials electronically by following the instructions provided if voting over the Internet or by telephone. You can also choose between receiving electronic and paper copies by contacting our Investor Relations Department by telephone at +32 2 663 98 00 or in writing at 1220 Pacific Drive, Auburn Hills, Michigan 48326-1589.

If you choose to receive future proxy statements and annual reports over the Internet, you will receive an email next year with instructions containing the Internet address of those materials and the electronic link to the proxy voting site. The election will remain in effect until you write or call the company’s Investor Relations Department and tell us otherwise.

Beneficial Shareholders. If you hold your shares in a brokerage account, you may also have the ability to receive copies of the annual report and proxy statement electronically. Please check the information provided in the proxy materials sent to you by your bank, broker or other holder of record regarding the availability of electronic delivery.

By order of the Board of Directors,

April 18, 2019

Appendix A

WABCO Holdings Inc.

Definition of Director Independence

The following definition of “Director Independence” was adopted by the Board on July 27, 2007:

The New York Stock Exchange listing rules define “Independent Director” as a director who has no material relationship with the Company that may interfere with the exercise of the director’s independent judgment. To assist the Board in making determinations of director independence for all purposes, including under the securities laws and regulations applicable to the Company, the New York Stock Exchange listing rules and the Company’s Corporate Governance Guidelines, the Board hereby adopts the following standards:

1.

In general, the guiding principle of WABCO is that the only money or perquisites received, directly or indirectly, by independent directors or their immediate family members from the Company is the remuneration directly related to the director’s service as a director of the Company.

2.	Without limiting the foregoing, a director shall not qualify as “independent” if any of the following are true.

(i)	The director or an immediate family member is, or within the past three years was, an officer or employee of the Company.

(ii)

The director or an immediate family member is, or within the past three years has been, affiliated with or employed by the Company’s auditor or any other entity that, within the past three years, acted as the Company’s auditor.

(iii)

The director is, or within the past three years has been, part of an “interlocking directorate,” which means: (x) an officer of the Company serves or served on the compensation committee of another company that concurrently employs or employed the director or an immediate family member; (y) an officer of the Company served as a director of another company at the same time that one of the officers of the other company was on the Compensation, Nominating and Governance Committee of the Company; or (z) an officer of the Company serves or served on the compensation committee of another company at the same time that one of the officers of the other company serves or served on the Compensation, Nominating and Governance Committee of the Company.

(iv)

The director or an immediate family member has received any compensation from the Company during any of the past three years other than compensation and benefits, including deferred compensation and pension benefits, directly related to such director’s Board service.

(v)

The director is a current partner in, or a significant shareholder, officer or employee or the director’s immediate family member is a current executive officer, of any company to which the Company made, or from which the Company received, payments (other than those arising solely from such entity’s investments in the Company’s securities) in any of the last three fiscal years that exceeded the greater of $1 million or 2% of the Company’s or such other business’s consolidated gross revenue.

(vi)

The director or an immediate family member is a director or officer of a tax-exempt organization to which the Company’s contributions exceeded the greater of $1 million or 2% of such organization’s consolidated gross revenue in any of the last three fiscal years (other than matching employee contributions through the Company’s matching gifts program, if applicable).

For purposes of clauses (i) and (iii) above, employment of a family member in a non-officer position does not preclude the Board from determining that a director is independent. For purposes of clause (ii) above, employment of a director or an immediate family member by, or affiliation with, the Company’s auditor within

A-1

the last three years (but not currently) does not preclude the Board from determining that a director is independent unless the director or immediate family member personally worked on the Company’s audit within that time.

For purposes of interpreting these standards, the Board has adopted the following definitions:

“Company” means WABCO and/or any of its subsidiaries.

“Immediate family member” means the director’s spouse, parents, step-parents, children, step-children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than a tenant or employees) who shares his or her home.

“Officer” has the meaning specified in Rule 16a-1(f) of the Securities Exchange Act of 1934, or any successor rule, or, for any entity that is not an “issuer” as defined in the Rule, a person who performs functions similar to an “officer” as defined in such Rule.

“Significant shareholder” of any entity means a person who is the direct or indirect beneficial owner of more than 10% of the equity interests of the entity.

A-2

Appendix B

WABCO HOLDINGS INC.

Reconciliation of Operating Income to Performance Operating Income

And Net Income to Performance Net Income

(Unaudited)

	Year ended December 31, 2018
(Amounts in millions, except per share data)	2018	Sales/ Adj Sales	2017	Sales/ Adj Sales	Chg vs. 2017	% Chg vs. 2017
Operating Income
Reported	$512.5	13.4%	$435.0	13.2%	$77.5	17.8%
Streamlining costs	14.3		11.9		2.4
Separation costs	0.9		16.8		(15.9)
Acquisition related costs	18.0		28.4		(10.4)

Performance Operating Income	$545.7	14.2%	$492.1	14.9%	$53.6	10.9%
Foreign exchange translational effects	(15.7)		—		(15.7)

Adjusted Operating Income	$530.0	14.1%	$492.1	14.9%	$37.9	7.7%

Pre - Tax Income Attributable to Company
Reported Pre-Tax Income Attributable to Company	$443.4		$635.8		$(192.4)
Streamlining costs	14.3		11.9		2.4
Separation costs	4.5		20.2		(15.7)
Acquisition related costs/(income)	23.5		(219.2)		242.7

Performance Pre -Tax Income Attributable to Company	$485.7		$448.7		$37.0

Net Income Attributable to Company
Reported Net Income Attributable to Company	$394.1		$406.1		$(12.0)
Streamlining costs	14.3		11.9		2.4
Separation costs	4.5		20.2		(15.7)
Acquisition related costs/(income)	23.5		(219.2)		242.7
Tax items	(18.6)		152.6		(171.2)

Performance Net Income Attributable to Company	$417.8		$371.6		$46.2

Performance Net Income per Diluted Common Share	$7.87		$6.86
Common Shares Outstanding - Diluted	53.1		54.1

B-1

WABCO HOLDINGS INC. 1220 PACIFIC DRIVE AUBURN HILLS, MI 48326-1589	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E73352-P18036 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

WABCO HOLDINGS INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the
The Board of Directors recommends you vote FOR the following:				number(s) of the nominee(s) on the line below.
1. Election of Directors	☐	☐	☐
Nominees:
01) Jacques Esculier
02) Thomas S. Gross
03) Henry R. Keizer
The Board of Directors recommends you vote FOR proposals 2 and 3.					For	Against	Abstain
2. Ratify the selection of Ernst & Young Bedrijfsrevisoren BCVBA/Reviseurs d’Entreprises SCCRL as the Company’s independent registered public accounting firm for the year ending December 31, 2019.					☐	☐	☐
3. Approve, on an advisory basis, the compensation paid to the Company’s named executive officers (“Say-on-Pay”).					☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other matters that may properly come before the meeting and any adjournments or postponements thereof. The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR the election of the director nominees named herein and FOR proposals 2 and 3.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐
Please indicate if you plan to attend this meeting.	☐ Yes	☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E73353-P18036

WABCO HOLDINGS INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

May 30, 2019

The shareholder(s) hereby appoint(s) Jacques Esculier, Mazen Mazraani and Lisa J. Brown, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of WABCO Holdings Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 A.M. (Eastern Daylight Time) on Thursday, May 30, 2019, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036 and any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side